Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of September 1, 2017 (the “Effective Date”) by and among Singular Payments, LLC, a Florida limited liability company (the “Company”), Vaden Landers, an individual residing in College Grove, Tennessee (“Seller”), and Payment Data Systems, Inc., a Nevada corporation (“Purchaser”). Seller, the Company and Purchaser may be referred to herein individually as a “Party” and together as the “Parties”.

WHEREAS, Seller is the sole record and beneficial owner of a 100% membership interest in and to the Company (the “Seller Interest”); and

WHEREAS, the Company has borrowed $600,000.00 from Purchaser pursuant to that certain Line of Credit Promissory Note dated March 7, 2017, as amended and restated by that certain First Amended and restated Line of Credit Promissory Note dated August 2, 2017 (as amended, the “Bridge Loan Note”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Seller Interest, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, warranties, conditions, and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions. Unless otherwise stated or defined in this Agreement, the following terms shall have the following meanings (the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

“5-Day Weighted Average Closing Price” means the volume weighted average closing price of the Securities for each of the five trading days immediately preceding the Closing Date on which any Securities traded on NASDAQ. The 5-Day Weighted Average Closing Price shall be determined by (a) multiplying the closing price for each of such five days by the trading volume of shares for such day as reported by NASDAQ, (b) summing the products for each of such five days determined in the foregoing clause (a), and (c) dividing the result by the aggregate trading volume of shares for all five days as reported by NASDAQ.

“Acquired Business” means the business of the Company being conducted prior to and as of the Closing Date.

“Action” means any action, suit, proceeding, claim, arbitration, charge or investigation.

“Affiliate” means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power

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to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Law” means the applicable provisions of (a) all constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Bodies, including any building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations, (b) any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, registration, clearance, declaration or filing with, or report or notice to, any Governmental Body, and (c) all orders, decisions, directions, summons, rulings, demands, subpoenas, verdicts, writs, injunctions, judgments, awards (including the award of any arbitrator to the extent enforceable by a Governmental Body) and decrees of or agreements with any Governmental Body.

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which banking institutions located in San Antonio, Texas are authorized or obligated by law or executive order to close.

“Business Facility” means any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, filing, permission, consent, ratification, waiver or other authorization.

“Contract” means any agreement, contract, personal property lease, real property lease, capital lease, note, loan, evidence of indebtedness, guaranty, purchase order, customer order, letter of credit, franchise agreement, undertaking, covenant-not-to-compete, employment, consulting or independent contractor agreement, license, instrument, obligation or commitment (a) to which the Company is a party, or (b) by which the Company, the Seller Interest or any of the Company’s assets are bound, whether oral or written.
“Disposal Site” means a landfill, disposal site, or any real property, in each case other than a Business Facility, where Hazardous Materials used or generated by a Business Facility have been disposed of or otherwise released into the environment.

“Environmental Laws” means all laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Body that require or relate to the protection of human health, safety or the environment, including any of the foregoing which prohibit, regulate or control any Hazardous Materials or any Hazardous Materials Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act and the Clean Water Act, all as amended at any time.

“Environmental Permit” means any Permit required to be obtained from any Governmental Body with respect to any Hazardous Materials Activity, business or operation that is or was conducted by the Company at any facility of the Company including, but not limited to, any air quality/emissions permit, water permit, water quality permit, or ground water runoff permit.

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“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Body” means any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“Hazardous Material” means any material, chemical, emission, substance, waste, toxic substance, hazardous substance, radioactive material, noise, odor, asbestos, petroleum and petroleum product and any other material which is regulated by any Governmental Body as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” “radioactive,” or poses a threat to worker safety, human health or the environment.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, handling, exposure to, sale, disposal, or distribution of any Hazardous Material or any product or waste containing any Hazardous Material at any facility of the Company or, by or at the direction of the Company.

“Known” or “Knowledge” means whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as “to such Person’s Knowledge” or “Known to such Person,” it is intended by the Parties that the only information to be attributed to such Person is information actually or Constructively Known to (a) the Person in the case of an individual or (b) in the case of a corporation or other entity an officer as a result of his/her employment by the Company. “Constructively Known” means those matters which such Person could reasonably be expected to have Known as a result of undertaking an investigation of such a scope and extent as a reasonably prudent Person would undertake concerning the particular subject matter.

“Liability” means any liability, debt, obligation, trade accounts payable, note payable, loss, damage, claim, penalty, fine, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and attorneys’ fees, costs and expenses) or any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Applicable Law or Action.

“Liens” means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, rights of first refusal, options, charges, liabilities, obligations, agreements, privileges, liberties, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

“Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, fact, condition or change that is, or is reasonably expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets (each, taken as a whole) of the applicable Party in the aggregate, or (b) the ability of the applicable Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change:  (i) any change on or after the Closing Date in any Applicable Law (or any interpretation of Applicable Law) or accounting standards affecting Purchaser or the Company; (ii) any action required

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to be taken under this Agreement or Applicable Law; (iii) changes or developments in financial or securities markets or the economy in general, except to the extent that such change, effect, event, occurrence, state of facts or development might reasonably be expected to have a disproportionately adverse effect on the Acquired Business; (iv) general economic, competitive or industry changes or developments in the payments, payment processing, technology based business solutions, merchant acquiring or payment network services industries, except to the extent that such change, effect, event, occurrence, state of facts or development might reasonably be expected to have a disproportionately adverse effect on the Acquired Business; or (vi) national or international political or social events, changes, conditions or effects, including those attributable to acts of war, terrorism or other conflicts.

“Net Working Capital” means an amount equal to: (a) cash, cash equivalents, accounts receivables (net of bad debt reserves), and prepaid items including prepaid taxes, less (b) all trade payables, accrued payroll liabilities and related payroll taxes, accrued bonuses, commissions and residuals, accrued buyout of residuals, and other non-interest bearing current liabilities, determined in each case in accordance with GAAP, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Annual Financial Statements (as defined herein) and Interim Financial Statements (as defined herein).

“Operative Documents” means this Agreement and all other agreements, instruments, documents, and certificates executed and delivered by or on behalf of the Seller, the Company or Purchaser at or before the Closing pursuant to this Agreement.

“Order” means any order, writ, injunction, decree, judgment, award or determination of any court or Governmental Body.

“Permits” means all permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character: (a) under any (i) federal, state, local or foreign statute, ordinance or regulation, (ii) Order or (iii) contract with any Governmental Body; or (b) granted by any Governmental Body.

“Permitted Liens” means (A) Liens for Taxes, assessments and other governmental charges not yet delinquent as of the Closing Date, (B) easements, covenants, conditions, rights, restrictions and other matters of record on the use of real property which do not, individually or in the aggregate, detract from or impair the use or marketability of any real property, (C) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, and (D) statutory and common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that such obligations are not yet delinquent or the amount of which is being contested in good faith by appropriate proceedings.
“Person” means an individual, partnership, joint venture, corporation, limited liability company, bank, trust, or unincorporated organization.

“Securities” means the shares of common stock of the Purchaser, $0.001 par value per share, currently traded on the National Association of Securities Dealers Automated Quotations NASDAQ Capital Markets Exchange under the ticker symbol “PYDS.”

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“Schedules” means the schedules delivered by Seller and the Company to Purchaser that are referenced in this Agreement and set forth certain information described in this Agreement, which are incorporated herein by reference as if fully set forth herein.

“Tax” or “Taxes” means: (a) all taxes, however denominated, including any interest, penalties or additions to tax (including any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any tax return when and as required), imposed by any Governmental Body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, escheat and unclaimed property taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes, disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature; (b) any Liability for any amount described in clause (a) above whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Applicable Law; and (c) any Liability for any amount described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other Contract to indemnify any Person for Taxes.
“Third Party” means any Person that is neither a Party to this Agreement nor a subsidiary or Affiliate of any Party to this Agreement.

ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP INTEREST

2.1    Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and take from Seller, all of the Seller Interest, free and clear of all Liens other than Permitted Liens.

2.2    Purchase Price and Payment Thereof. Subject to Section 2.3 below, the aggregate purchase price for the Seller Interest (the “Purchase Price”) shall be $5,000,000.00, payable by: (a) payment of $1,500,000.00 at Closing by wire transfer to Seller, reduced dollar for dollar by the unpaid principal and accrued interest on the Bridge Loan Note and subject to further reduction, if any, pursuant to Section 2.4 below, (such net amount, the “Closing Cash Consideration”); and (b) the issuance and delivery of 2,000,000 shares of common stock of the Purchaser, $0.001 par value per share, subject to reduction pursuant to Section 2.3, if applicable (as adjusted, the “Closing Delivered Securities”). All Closing Delivered Securities shall be unregistered, restricted and subject to a lock-up period of twenty-four (24) months from the Closing Date (the “Lock-Up Period”). During the Lock-Up Period, Seller will not, directly or indirectly, unless otherwise provided herein, (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, assign, transfer, borrow or otherwise dispose of any Securities or otherwise publicly disclose the intention to do so. Notwithstanding the foregoing, Seller may transfer Securities (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of Seller or the immediate family of Seller, (iii) by testate succession or intestate succession, (iv) by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, (v) in connection with a potential sale or acquisition of Purchaser

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(whether by merger, business combination, sale, purchase, joint venture or otherwise), whether through an individual transaction or series of transactions, involving the equity or voting power, assets or operations of acquisition or sale of the Purchaser. Upon any of these permitted transfers, the Lock-Up Period continues to run and the transferee takes the Securities subject to the Lock-Up Period. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

2.3    Adjustment in Case Value of Closing Delivered Securities is not $1.75 per share. If the 5-Day Weighted Average Closing Price is less than $1.75 per share, Purchaser will execute and deliver to Seller an unsecured note payable in cash for the difference between (a) $3,500,000 and (b) the 5-Day Weighted Average Closing Price multiplied by 2,000,000 shares (the “Closing Note”), substantially in the same form as Exhibit A hereto. Such Closing Note will mature on the first anniversary of the Closing Date. If the 5-Day Weighted Average Closing Price is above $1.75 per share, the number of Closing Delivered Securities will be reduced by such number of shares representing the difference between (i) 2,000,000 shares and (ii) $3,500,000 divided by the 5-Day Weighted Average Closing Price, subject to a maximum 5-Day Weighted Average Closing Price of $2.50 per share. For the avoidance of doubt, if the 5-Day Weighted Average Closing Price is $1.75 per share or above, no Closing Note will be issued.

2.4     Purchase Price Adjustments.

(a)     The Parties agree that, at Closing, the Company shall not have any Liabilities other than those Liabilities included in the calculation of Net Working Capital for purposes of Section 2.4(b) below (collectively, the “Permitted Liabilities”), and that there shall be no Liens against the Seller Interest, Company, and/or any of the Company’s assets, other than Permitted Liens. Accordingly, in the event that the Company has any Liabilities at Closing other than the Permitted Liabilities, the Purchase Price shall be reduced dollar for dollar for the amount of any such Liabilities by the reduction in the Closing Cash Consideration.

(b)    Closing Net Working Capital.

(i)At Closing, Seller shall deliver to Purchaser an estimated detailed unaudited balance sheet as of the Closing Date prepared in accordance with GAAP in good faith and consistent with past practices for the Company (the “Preliminary Closing Balance Sheet”), which Preliminary Closing Balance Sheet shall be accompanied by, among other things, an estimate of the Net Working Capital of the Company as of the Closing Date (“Closing Net Working Capital”), which must be reasonably acceptable to Purchaser. If the Closing Net Working Capital of the Company on the Preliminary Closing Balance Sheet is a negative amount (the “Preliminary Working Capital Shortfall”), the Closing Cash Consideration shall be reduced on a dollar-for-dollar basis equal to the amount of such Preliminary Working Capital Shortfall. If the Closing Net Working Capital of the Company on the Preliminary Closing Balance Sheet is a positive amount (the “Preliminary Working Capital Excess”), the Closing Cash Consideration shall be increased on a dollar-for-dollar basis equal to the amount of such Preliminary Working Capital Excess. Such adjustment (if any) to the Closing Cash Consideration shall remain subject to final determination pursuant to Section 2.4(b)(vi) and Section 2.4(b)(vii) below.

(ii)As soon as reasonably practicable, with a target date of fifteen (15) calendar days following the Closing Date, but not later than thirty (30) calendar days following the Closing Date, Purchaser shall cause the Company to prepare and deliver to Seller an updated detailed balance sheet as of the Closing Date prepared in accordance with GAAP in good faith and consistently with past practices for the Company (the “Updated Closing Balance Sheet”), which Updated Closing Balance Sheet shall

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contain, among other things, a determination of the actual final Closing Net Working Capital of the Company. Purchaser and its representatives shall have the right to all financial records of the Company to prepare the Updated Closing Balance Sheet.

(iii)Upon receipt of the Updated Closing Balance Sheet, Seller shall cause Seller’s independent certified public accountants, during the succeeding thirty (30) calendar day period, to review the Updated Closing Balance Sheet, and Seller and his representatives shall have the right to review, upon request, all financial statements and records of assets and liabilities related thereto, and to examine and review all records and work papers and other supporting documents used to prepare the Updated Closing Balance Sheet and all such relevant information through the date thereof. Purchaser and the Company shall cooperate with Seller to ensure that Seller and his representatives have full access at all reasonable times to the working papers relating to the Updated Closing Balance Sheet, including any descriptions of the methodology, procedures and analysis undertaken in connection with the preparation of the Updated Closing Balance Sheet. Upon its completion but, in any event no later than the expiration of the thirty (30) calendar day period referenced above (the “Closing Balance Sheet Dispute Deadline”), Seller shall notify Purchaser in writing of objections to the Updated Closing Balance Sheet, if any, and setting forth a reasonably detailed explanation of the objections and the dollar amount related to each such objection (the “Closing Balance Sheet Dispute Notice”). If Seller does not deliver a Closing Balance Sheet Dispute Notice on or prior to the Closing Balance Sheet Dispute Deadline, the Updated Closing Balance Sheet is deemed irrevocably accepted by Seller and automatically becomes final (the “Final Closing Balance Sheet”).

(iv)If Seller objects to line items set forth on the Updated Closing Balance Sheet, Seller and Purchaser shall attempt to resolve any such objections within thirty (30) calendar days of receipt by Purchaser of any such objections. If Seller and Purchaser are unable to resolve the matter within such thirty (30) calendar day period, Seller and Purchaser shall jointly appoint an impartial independent certified public accounting firm (the “Arbitrator”) mutually acceptable to Seller and Purchaser (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms jointly to select such firm) within five (5) calendar days after the end of such thirty (30) calendar day period to resolve any such remaining disputed matters. Any such resolution by the Arbitrator shall be conclusive and binding on the Parties, and the fees of the Arbitrator shall be borne as the Arbitrator shall determine after considering the positions asserted by Seller and Purchaser in light of its final decision. The Parties shall fully cooperate with the Arbitrator. The Parties shall instruct the Arbitrator to resolve objections, using the procedures and methodologies set forth in this Agreement including GAAP. The Arbitrator shall also be instructed to reach its conclusion regarding the disputed matter within thirty (30) calendar days of its appointment to settle the dispute and to declare a Final Closing Balance Sheet. Notwithstanding anything in this Agreement to the contrary, the Arbitrator may not, in making its determination pursuant to this Section 2.4(b)(iv), determine that the amount of a line item is outside of the range established for the particular line item in the Closing Balance Sheet Dispute Notice and the Updated Closing Balance Sheet.

(v)Upon receipt of the Arbitrator’s conclusions, the Updated Closing Balance Sheet shall be adjusted to reflect such conclusions and be deemed to be the Final Closing Balance Sheet and to be irrevocably accepted by the Parties.

(vi)If the Closing Net Working Capital of the Company on the Final Closing Balance Sheet is a negative amount (the “Final Working Capital Shortfall”), the Purchase Price shall be reduced on a dollar-for-dollar basis equal to the amount of such Final Working Capital Shortfall (subject to any adjustment made at the Closing pursuant to Section 2.4(b)(i) above) by payment by Seller to Purchaser in immediately available funds delivered to an account as specified by Purchaser within five

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(5) Business Days from the date of the determination of the Final Closing Balance Sheet as described in this Section 2.4(b).

(vii)If the Closing Net Working Capital of the Company on the Final Closing Balance Sheet is a positive amount (the “Final Working Capital Excess”), the Purchase Price shall be increased on a dollar-for-dollar basis equal to the amount of such Final Working Capital Excess (subject to any adjustment made at the Closing pursuant to Section 2.4(b)(i) above) by payment by Purchaser to Seller in immediately available funds delivered to an account as specified by Seller within five (5) Business Days from the date of the determination of the Final Closing Balance Sheet as described in this Section 2.4(b).

2.5    Instruments of Transfer; Further Assurances. In order to consummate the transactions contemplated hereby, at the Closing, Seller shall execute and deliver to Purchaser a conveyance document in a form acceptable to Purchaser conveying the Seller Interest to Purchaser. At the Closing, and at all times thereafter as may be necessary, Seller shall execute and deliver to Purchaser such other instruments of transfer as are reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Seller Interest and to comply with the purposes and intent of this Agreement.

2.6    Purchase Price Allocation. For federal income tax purposes, the Company shall be disregarded as an entity separate from Seller (prior to the Closing) and Purchaser (after the Closing). Accordingly, the purchase and sale of the Seller Interest pursuant to this Agreement shall be treated for federal income tax purposes as an “applicable asset acquisition” (within the definition ascribed to such term by Code Section 1060). The Purchase Price, as adjusted pursuant to Section 2.3 and Section 2.4, and all Company liabilities that are treated as liabilities for federal income tax purposes shall be allocated for income tax purposes among the Company’s assets in accordance with Schedule 2.6 and Internal Revenue Service Form 8594 (the “Allocation”). Upon the determination of the Final Closing Balance Sheet pursuant to Section 2.4, the Parties shall finalize the Allocation. The Parties shall prepare and file all Tax returns in a manner consistent with the foregoing intended tax treatment and the Allocation, and shall use commercially reasonable efforts to sustain such tax treatment and the Allocation in any subsequent Tax audit or dispute.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of Seller and the Company. Seller and the Company, jointly and severally, represent and warrant to Purchaser that the following representations and warranties are true and correct on and as of the Closing Date and the date the Closing Delivered Securities are delivered:

(a)Organization and Good Standing. The Company: (i) is a limited liability company validly existing and in good standing under the laws of the State of Florida; (ii) has the full power and authority to own, lease and operate its properties and to carry on its business as now conducted; and (iii) except as set forth on Schedule 3.1(a), is duly licensed or qualified as a foreign limited liability company and is in good standing in each jurisdiction where the nature of the properties owned, leased or operated by it or the business transacted by it requires such licensing or qualification except where the failure to be so qualified would not have a Material Adverse Effect on the Company, all of which jurisdictions are listed on Schedule 3.1(a).

(b)Organizational Documents. The Company has delivered to Purchaser: (i) a true, correct and complete copy of its articles of organization, operating agreement (or other similar agreement),

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and any other similar governing documents, each as amended to date (together, the “Company Organizational Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company; and (ii) true, correct and complete copies of the resolutions and records of proceedings of all meetings of, and actions taken by, the holder of the Seller Interest, the managers and any other similar governing person or body of the Company in the last three (3) years. Schedule 3.1(b) sets forth a true, correct and complete list of all Company Organizational Documents. Since the date that the Company Organizational Documents and such resolutions and records of such proceedings were delivered to Purchaser, there have been no changes, amendments, alterations or additions to such documents. Neither the Company nor Seller is in violation of any of the provisions of its Company Organizational Documents.

(c) Capitalization; Title to Seller Interest.

(i) The Seller Interest comprises the only membership interest or other equity securities of the Company issued or outstanding. The Seller Interest: (A) has been duly authorized and validly issued; (B) is fully paid and non-assessable; (C) is not subject to, and was not issued in violation of, any preemptive rights or rights of first refusal or first offer, purchase option, call option, subscription right or any similar right under any provision of applicable law, the Company Organizational Documents or any Contract to which any Seller or the Company is a party or otherwise bound; and (D) has been offered, sold and issued in compliance with all applicable law.

(ii)Seller owns good, valid and marketable title to the Seller Interest, free and clear of any and all Liens (including any spousal interests (community or otherwise)), and the Seller Interest constitutes all of the membership interest or other equity securities of the Company.

(iii)Except for this Agreement, with respect to the Company, there are no: (A) Contracts, arrangements, options, warrants, puts, calls, subscriptions, rights (including rights to subscribe for or purchase from the Company), claims, understandings, voting trusts, proxies, plans or commitments of any character relating to the issuance, sale, purchase, granting of rights to acquire, redemption, conversion, exchange, registration, voting or transfer of any membership interest or other equity interests or securities of the Company; or (B) outstanding securities of the Company that are convertible into or exchangeable or exercisable for any membership interest or other equity interests or securities of the Company. There are no preemptive rights, dividend rights, Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any membership interest or other equity interests or securities of the Company. Except for profit-sharing bonuses and/or potential buyouts of residual commissions for employees and independent contractors listed on Schedule 3.1(c), which, if to be paid at Closing, shall be paid by the Company to such employees and independent contractors out of the Closing Cash Consideration, there are no outstanding deferred compensation, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, nor any Contracts or commitments that could require the Company to repurchase, redeem or transfer any of its membership interest or other equity interests or securities. Except for this Agreement, neither the Seller Interest nor other equity interests nor securities of the Company are subject to any Contract, obligation, undertaking or arrangement with the Company with respect to dividend or distribution rights (including declared but unpaid dividends or distributions), preferences, sales, acquisitions, issuances, redemptions, registrations, transfers or other dispositions. All issuances, sales, repurchases, redemptions and transfers of the membership interest or other equity interests or securities of the Company have been made in compliance with all applicable securities and other Applicable Law of any relevant jurisdiction. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into

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securities having the right to vote) on any matters on which the Sellers or the Company, as applicable, may vote.

(iv)No distributions are payable with respect to the Seller Interest.

(v)Upon delivery of the Seller Interest to Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s payment to Seller of the Purchase Price in accordance with Section 2.2 above, the entire legal and beneficial interest in the Seller Interest and good, valid and marketable title to the Seller Interest, free and clear of all Liens (including any spousal interests (community or otherwise)) other than restrictions on transfer arising under applicable securities laws, will pass to Purchaser, and Purchaser will own 100% of the membership interest and/or other equity interests of the Company.

(d)    Consents, Authorizations and Binding Effect.

(i)    Each of Seller and the Company may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents (as herein defined) to which it is a party) without the necessity of Seller or the Company obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for the Third Party Consents set forth on Schedule 3.1(d)(i) which will be obtained prior to the Closing.

(ii)    Each of Seller and the Company has the power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and the Company and constitutes the legal, valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors.

(iii)    The execution, delivery and performance of this Agreement by Seller and the Company does not and will not: (A) constitute a violation of the Company Organizational Documents; (B) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to any of the Seller or the Company or its assets or business; or (C) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any Contract, commitment, license, franchise, Permit, authorization or any other instrument or obligation to which Seller or the Company is a party or by which the Seller Interest or the Company’s assets are bound, or an event which, with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

(iv)    The execution, delivery and performance of the Operative Documents, and the consummation of the transactions contemplated thereby, have been duly authorized and approved by the sole member and manager of the Company.

(e) Subsidiaries. The Company does not, directly or indirectly, own any equity interest or other interest in, or otherwise control, any other Person.

(f) Financial Statements. The following financial statements of the Company have been delivered to Purchaser and true and complete copies are attached hereto as Schedule 3.1(f): (i) the audited balance sheet as of each of the years ended December 31, 2016 and December 31, 2015, and the related audited income statements and statements of cash flows for the years then ended (collectively the

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“Annual Financial Statements”); and (ii) the unaudited balance sheet as of July 31, 2017 (the “Interim Balance Sheet”) and the related unaudited income statement for the seven months then ended (collectively, the “Interim Financial Statements”). The Annual Financial Statements a have been prepared from the books and records of the Company in accordance with GAAP applied on a consistent basis. The transactions entered in the Annual Financial Statements and the Interim Financial Statements represent bona fide transactions, the revenues, expenses, assets and liabilities of the Company and have been properly recorded in such books in all material respects, and fairly present the financial condition, assets, liabilities, and results of operations of the Company as of the respective dates thereof and for the periods referred to therein.

(g)Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.1(g), the Company does not have any Liabilities other than: (i) Liabilities disclosed, recorded or otherwise reserved against in the Interim Balance Sheet, none of which constitute a material breach of contract, warranty, tort, infringement claim or action; and (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the date of the Interim Balance Sheet. At the Closing, the Company shall not have any Liabilities of any type or nature, except the Permitted Liabilities.

(h)Absence of Certain Changes or Events. Except as set forth on Schedule 3.1(h), since December 31, 2016: (i) the Company has conducted its business only in the ordinary course of business consistent with past practice; (ii) the Company has not suffered any material damage, destruction or loss (whether or not covered by insurance); (iii) the Company has not experienced a Material Adverse Change; and (iv) the Company has not taken any of the following actions:

(i)(A) declared, set aside or paid any dividends or distributions on, or made any other distributions (whether in securities or other property) in respect of, any equity interests of the Company other than any dividend or distribution of cash to the Seller; (B) adjusted, split, combined or reclassified any of the equity interests of the Company or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for equity interests or any other securities of the Company; or (C) purchased, redeemed or otherwise acquired, or offered to purchase, redeem or otherwise acquire, any equity interests or any other securities of the Company or any rights, warrants or options to acquire any such equity interests or other securities unless instructed to do so by Purchaser;

(ii)    issued, delivered, sold, granted, pledged or amended the terms (whether by merger, consolidation or otherwise) of any equity interests of the Company, any other voting securities or any securities convertible or exercisable into or exchangeable for, or any rights, warrants or options to acquire, any such equity interests, voting securities or convertible or exchangeable securities;

(iii)    amended, adopted, authorized or proposed any amendments to the Company Organizational Documents;

(iv)    proposed, adopted or entered into any Contract or plan with respect to or consummated (A) any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or (B) (1) any merger, consolidation or other business combination with, or (2) acquisition of any assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice), securities or any capital stock of or interest in, any Person, other than the transactions contemplated hereby;

(v)except in the ordinary course of business consistent with past practice, sold, licensed, mortgaged, transferred, leased, assigned, pledged, subjected to any Lien or otherwise disposed

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of or encumbered any property, rights or assets of the Company (including the Leased Real Property (as defined herein), equity interests or other ownership interests and any Company Intellectual Property (as defined herein));

(vi)entered into any Contract that would be binding on the Company after the Closing and that would limit the freedom or in any way restrict the business activities of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any Person or to conduct business in any geography, or to solicit the services or employment of, or hire any individual or group of individuals;

(vii)(A) incurred or assumed any indebtedness or issued any debt securities, except for the Bridge Loan Note and trade accounts payable and accrued Liabilities in the ordinary course of business consistent with past practice, (B) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (C) made any loans, advances or capital contributions to or investments in any other Person except for advances for travel and other miscellaneous expenses in the ordinary course of business consistent with past practice to employees of the Company;

(viii)made any changes in accounting methods, procedures, principles or practices or changed any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(ix)increased benefits payable under any severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of the Company; altered, established, adopted, or amended (except as required by Applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, change of control payment, severance, equity option, restricted equity or other benefit plan or arrangement including any employee benefit plans covering any past or present director, officer, manager, employee, contractor or consultant of the Company; or increased compensation, bonus or other benefits payable to any director, officer, manager or employee of the Company, except for normal annual increases for non-executive employees in the ordinary course of business consistent with past practice;

(x)other than in the ordinary course of business consistent with past practice, hired any employees, officers, managers, consultants, directors or contractors, terminated any employees, officers, managers, consultants, directors or contractors, or induced or attempted to induce any employees, officers, managers, consultants, directors or contractors, whether directly or indirectly, to terminate their employment or engagement with the Company prior to, at or after the Closing;

(xi)(A) modified, amended, terminated or assigned any lease or sublease or entered into any new leases or subleases for real property, (B) waived, released, relinquished or assigned any of the rights of the Company under any Lease or sublease, or (C) taken any action that could adversely affect the term, validity or enforceability of any Lease or sublease;

(xii)made or changed any Tax election, settled or compromised any Tax Liability, amended any Tax Return, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, surrendered any right to claim a Tax refund or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;

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(xiii)initiated, compromised or settled any Action;

(xiv)amended, modified, terminated, cancelled or permitted to lapse any insurance policies maintained by the Company;

(xv)entered into any joint venture, partnership or other similar arrangement;

(xvi)entered into any Contract with any Affiliate, equityholder, officer, director, manager, employee or consultant of the Company;

(xvii)(A) entered into any Contract that if existing on the Effective Date would be a Material Contract or (B) terminated, modified, amended or supplemented in any material respect any Material Contract, in either case, other than any entry into, termination, modification, amendment or supplement of any Material Contract in the ordinary course of business consistent with past practices;

(xviii)entered into or become subject to a power of attorney;

(xix)cancelled any debts or waived any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company);

(xx)made or committed to make any capital expenditures or capital additions or improvements involving more than $50,000 in the aggregate;

(xxi)created, assumed, paid, discharged, settled or satisfied any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than in the ordinary course of business consistent with past practice; and/or

(xxii)authorized any of, or committed or agreed, in writing or otherwise, to take any of, the foregoing actions.

(i) Tax

(A)Except as set forth on Schedule 3.1(i), the Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Except as set forth on Schedule 3.1(i), all Taxes (whether or not shown on any such Tax Return) of the Company were paid on or before their respective due dates (including installment payments of estimated Taxes). The Interim Balance Sheet reflects reserves for all Taxes of the Company through the date of the Interim Balance Sheet. Schedule 3.1(i) contains a complete and accurate list of all jurisdictions in which Tax Returns are filed by or with respect to the Company.

(B)Except as set forth on Schedule 3.1(i), no deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Seller, proposed, against the Company, and neither Seller nor the Company has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

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(C)The Company has timely withheld and timely paid over to the appropriate Tax authority all Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party and has complied with all reporting obligations with respect to such amounts.

(D)Except as set forth on Schedule 3.1(i), no audit or other examination of any Tax Return of the Company is presently in progress, and neither Seller nor the Company has been notified in writing of any request for such an audit or other examination.

(E)The Company is, and has been since August 4, 2016, disregarded for U.S. federal income tax purposes as an entity that is separate from Seller.

(F)There are no Liens other than Permitted Liens for Taxes upon the assets of the Company.

(G)No claim has been made or to the Knowledge of Seller and the Company, threatened in the past five (5) years by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(H)The Company has no Liabilities for Taxes of any other Person by operation of Applicable Law or otherwise, or is currently under any contractual obligation to indemnify any Person with respect to Taxes, or is a party to any Tax sharing agreement.

(I) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481(a) of the Code, (2) any installment sale or open transaction, (3) any prepaid amount received or paid on or prior to the Closing Date, or (4) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.

(J) All intercompany transactions have been conducted in accordance with an arm’s-length result within the meaning of Treasury Regulation Section 1.482-1(b)(1).

(K)The Company has not filed, and does not have pending, any ruling requests with any taxing authority, including any request to change any accounting method.

(L)The Company has not engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011‑4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011‑4(b)(2). The Seller and the Company have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement penalty under Code Section 6662 or any similar provision of other Applicable Law, and are in possession of supporting documentation as may be required under any such provision.

(M)None of the Company’s assets are required to be depreciated under the alternative depreciation system under Section 168(g)(2) of the Code, or are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

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(N)Seller is a “United States person” as such term is used in Section 1445 of the Code, and the Company has never been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j)	Real Property.

(i) The Company does not own any real property.

(ii) Schedule 3.1(j) sets forth a complete and accurate list of all leases, subleases, license agreements and other similar such use and occupancy agreements, including any amendments or modifications thereto, whether written or oral (collectively, the “Leases”), pursuant to which any real property is leased, subleased, licensed or otherwise occupied by the Company (collectively, the “Leased Real Property”), and which list specifies (A) the use made of each Leased Real Property, (B) the common street address of each Leased Real Property, and (C) the identities of the parties under the Leases. Except for the Leases, the Company is not a party to any real property leases, subleases, licenses or occupancy agreements pursuant to which the Company is the lessee, sublessee, licensee or occupant of any real property.

(iii) Each of the Leases is in full force and effect and is a valid and binding obligation of the Company and each other party thereto, and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and will remain in full force and effect on identical terms immediately following the Closing. Neither the Company nor, to the Knowledge of the Seller, any other party to any Lease is in breach or default under any Lease (including any provision the breach or default of which would result in termination of the applicable Lease), or ancillary documents relating thereto, and no event has occurred or circumstance exists which with the delivery of notice, the passage of time or both, would constitute a breach or default under any Lease, or permit the termination of, modification of or acceleration of rent or other amounts payable by or to the Company under any such Lease, or ancillary document related thereto. The Company is not obligated under or bound by any option, right of first refusal, purchase contract, commitment, term sheet or other contractual right to sell, assign, lease, sublease, use (or allow use of), or purchase any Leased Real Property or any portions thereof or interests therein. Seller has made available to Purchaser true, correct and complete copies of all written Leases or summaries of the primary material terms of any oral Leases. The Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed in any material respect and there are no disputes with respect to any Lease. The Company has not received any notice that a security deposit or portion thereof deposited with respect to any Lease has been applied with respect to a breach or default under any Lease that has not been redeposited in full. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease or the leasehold estate in any Leased Real Property. The Company does not owe, nor will it owe in the future for any past transactions, any brokerage commissions or finder’s fees with respect to any Lease.

(iv) To the Knowledge of Seller and the Company, the Leased Real Property (including all operations thereon) complies in all material respects with the requirements of all Applicable Laws, including all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations as well as any easements, covenants or other matters of record affecting the Leased Real Property. To the Knowledge of Seller and the Company, there are no covenants, conditions, rights-of-way, easements or similar restrictions or any other conditions affecting

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all or any portion of the Leased Real Property that materially impair the ability to use any such Leased Real Property in the operation of the Company’s business. All buildings, facilities and other improvements located on the Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer. The Company has made all material repairs and replacements required to be made by it under any Lease to which it is a party relating to the applicable Leased Real Property.

(k) Title to Assets. Except as set forth on Schedule 3.1(k), the Company has good, valid, and, if applicable, marketable title to, or a valid leasehold interest in, all of the properties (including the Leased Real Property) and assets, tangible or intangible, owned, used or held for use in the Company’s business, free and clear of all Liens other than Permitted Liens. All such tangible property (including the Leased Real Property and all improvements thereon) and other assets of the Company are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted and subject to items to be repaired in the ordinary course of business, and are usable in the ordinary course of business for the purposes for which they are currently used by the Company. The Company does not have any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any properties or assets (other than the sale of the products or services in the ordinary course of business). Each property or asset, tangible or intangible, material to the operation of the Company’s business immediately prior to the Closing will continue to be owned, licensed or leased by the Company on identical terms and conditions immediately subsequent to the Closing. The assets owned, used or held for use by the Company’s business immediately after the Closing will include all assets necessary to conduct the Company’s business in the manner as currently conducted.

(l)        Intellectual Property.

(i)For purposes of this Agreement, the term “Company Intellectual Property” means all worldwide patents, patent rights, patent applications, registered trademarks and service marks, trademark rights (including but not limited to product names, logos, slogans and tag lines), trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights, domain names, websites, telephone numbers, electronic mail addresses, social media accounts and registrations, and all intellectual, industrial software or proprietary rights, rights of publicity and privacy, and trade secrets, technology and know-how, owned or used by the Company, which are related to or used in connection with the Company’s business, in each case together with any amendments, modifications, improvements, derivative works and supplements thereto and in each case all goodwill associated therewith in connection with the Company’s business in which any such intellectual property is used.

(ii)Set forth on Schedule 3.1(l) is a list and brief description of all Company Intellectual Property. The Company is not subject to any obligation, including any license or royalty obligation, relating to any product or service that the Company now markets or has marketed. The Company owns all rights in, or possess adequate licenses or other rights to use, all Company Intellectual Property. Schedule 3.1(l) sets forth any Company Intellectual Property that is not owned by the Company and describes the Company’s valid license or other right to allow it use of such Third Party intellectual property (other than “click through”, shrink wrap or other standard form licenses for commercially available software). To Seller’s and the Company’s Knowledge, the Company’s operation its business and the use of the Company Intellectual Property does not infringe upon or conflict with the right of any Third Party and none of the Company Intellectual Property infringes any copyright, trademark, patent, trade secret, or other right of any Third Party. All employees and independent contractors (including consultants) that have participated in the development or creation of Company Intellectual Property have

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executed appropriate assignment agreements, pursuant to which each such employee or independent contractor has assigned to the Company all of its rights, in and to all Company Intellectual Property, ideas, inventions, processes, works of authorship, and other work products that relate to the Company’s business, and that were conceived, created, authored, or developed, in whole or in part, by such employee or independent contractor. No past or present employee or independent contractor of the Company has an ownership interest, license, permission, or other right in or to any such Company Intellectual Property. To Seller’s and the Company’s Knowledge, there are no facts, circumstances or information that reasonably could be expected to adversely affect, limit, restrict, impair or impede the ability of Purchaser to use and practice the Company Intellectual Property upon the Closing in the same manner as currently used and practiced by the Company. The Company has materially complied in all respects with all Applicable Laws relating to the collection and use of personally identifiable information, and has the right to use the personally identifiable information in the Company’s business for the purpose such information is used. The Company has complied with its published privacy policies, if any, and the execution of this Agreement and consummation of the transaction hereunder complies with the Company’s privacy policies and all laws relating to privacy and data security.

(m)    Compliance with Applicable Laws.

(i) The Company has conducted and is conducting its business in material compliance with all Applicable Laws and no written notice, action or assertion has been received by the Company or has been filed, commenced or, to the Knowledge of the Seller or the Company, threatened against the Company alleging any violation of any Applicable Law.

(ii)Neither the Company nor any of its officers, manages, employees, Affiliates or, to the Knowledge of Seller or the Company, agents, including sales representatives, distributors and consultants, has made, offered or agreed to offer anything of value to any employees or any customers of a company, as applicable, or to any foreign or domestic governmental official, political party or candidate for government office or any of its employees or representatives in any manner which would result in the Company being in violation of any Applicable Law, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Without limiting the foregoing, neither the Company nor any of its officers, directors, employees, Affiliates or, to the Knowledge of Seller or the Company, agents, including sales representatives, distributors and consultants, provides, or has provided, cash, gifts, or other personal benefits to its customers in violation of any Applicable Law. Neither the Company nor any of its officers, managers, employees, Affiliates or, to the Knowledge of Seller or the Company, agents, including sales representatives, distributors and consultants, is currently the subject of, nor has it been the subject of, an investigation, inquiry, audit, or compliance assessment, or been the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of the FCPA or other applicable anti-bribery legislation.

(n)     Litigation. Except as set forth in Schedule 3.1(n): (i) there are no Actions pending or, to the Knowledge of the Seller or the Company, threatened against or involving the Seller, the Company, any of their respective assets, properties or rights, or any of the Company’s managers, officers, directors or employees in their capacities as such, including any Action questioning, challenging or seeking to prevent, hinder or delay the transaction contemplated by this Agreement; (ii) there are no material citations, fines or penalties have been asserted in writing, or to the Knowledge of Seller and the Company, asserted but not in writing, against the Company under any Applicable Law that remain outstanding; (iii) there are no Orders outstanding against the Company or the Seller; and (iv) no officer, manager, director or employee of the Company is a defendant in any Action or, to the Knowledge of the Seller or Company, the subject of any investigation commenced by the Company or any Governmental Body with respect to

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the performance of his or her duties as an officer, director, manager or employee of the Company. Schedule 3.1(n) includes a description of all Actions involving the Company or any member, owner, officer, director, manager or employee of the Company occurring, arising or existing during the three (3) year period ending on the Closing Date.

(o)    Contracts.

(i) Schedule 3.1(o) sets forth a complete and accurate list, or, if oral, an accurate and complete description of all material terms, of each of the following Contracts to which the Company is a party or by which any of its properties or assets are bound (each, regardless of whether or not set forth on Schedule 3.1(o), a “Material Contract” and collectively, the “Material Contracts”):

(A)any Contract limiting the freedom or that in any way purports to restrict the business activities of the Company or any of its employees or former employees or consultants or former consultants to engage in any line of business or sell, supply or distribute any service or product, or to compete with any Person or to conduct business in any geography, or to solicit the services or employment of, or hire any individual or group of individuals;

(B)any Contract containing (x) a most-favored-nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person, (y) a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party, or (z) a “take-or-pay” or similar provision;

(C)any government Contract or outstanding government bid to which the Company is party;

(D)all Contracts or commitments entered into by the Company during the three-year period immediately preceding the Closing Date (x) for the purchase, lease, sale or manufacture of products, materials, supplies, equipment, components or services, and all agreements with independent dealers, sales representatives and resellers, in each case requiring payment to or from the Company in an amount in excess of $5,000 in any given year or in excess of $10,000 in the aggregate, or pursuant to which the Company has agreed to purchase all of its requirements for the goods and/or services in question or which contain minimum volume or Dollar guarantees, or (y) requiring capital expenditures by the Company in excess of $5,000, individually, or $10,000, in the aggregate;

(E)any Contract (including licenses and covenants not to sue) pursuant to which the Company is using or is authorized to use any Intellectual Property (other than “click through”, shrink wrap or other standard form licenses for commercially available software), or pursuant to which any Person is using or authorized to use any Company Intellectual Property;

(F)any Contract pursuant to which the Company developed, had developed or collaborated in the development of any Intellectual Property, any Contract pursuant to which the Company assigned or agreed to assign, or another person assigned or agreed to assign to the Company, ownership of any Intellectual Property and any settlement agreement or any other Contract restricting the Company’s right to use, sell, license, sublicense, transfer or otherwise dispose of all or part of any Intellectual Property;

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(G)any Contract (x) relating to the disposition, exchange or acquisition by the Company of any Person or any business or any assets or rights, (y) pursuant to which the Company has any ownership interest in any other Person or other business enterprise, other than Contracts under which the Company has no further Liabilities and no continuing rights, or (z) providing for an advance or capital contribution to, or investment in, any other Person;

(H)any (x) loan agreements, trusts, indentures, mortgages, notes, installment obligations, capital leases, or other Contracts relating to indebtedness (or any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment by the Company to become liable for the Liabilities thereof), (y) offset, countertrade or barter agreement, or (z) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which the Company is the beneficiary, but excluding endorsements of instruments for collection of accounts receivable in the ordinary course of business);

(I)any settlement Contract, other than settlement Contracts fully discharged solely for cash;

(J)any partnership, joint venture or similar Contract to which the Company is a party;

(K)any Contract obligating the Company to provide indemnification after the Closing Date;

(L)(x) any employment, consulting or severance Contract with any current or former executive officer or other employee of the Company, or with any other Person, or (y) any Contract or employee benefit plan, including any equity option plan, equity appreciation right plan or equity purchase plan, change-in-control Contract or plan or retention Contract or plan, for which any of the benefits, compensation or payments will be increased, the vesting of benefits will be accelerated or a payment will be required, as a result of the consummation of the transactions contemplated hereby;

(M)any union or collective bargaining agreement with any labor union;

(N)any power of attorney affecting the Company;

(O)any bailment, consignment or other similar arrangement, including as may relate to inventory, equipment or other assets of any customer, supplier or third party;

(P)any (x) Lease and (y) Contract or sublease pursuant to which the Company has granted to any Person the right to use or occupy the Leased Real Property or any portion thereof or interest therein;

(Q)any other Contract that is material to the financial condition, operations or business of the Company, or which is outside of the ordinary course of business; and

(R)any Contract or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Material Adverse Change and that is not disclosed pursuant to clauses (A) through (Q) above.

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(ii)Complete and accurate copies of each of the Material Contracts, or, if oral, an accurate and complete description of all material terms thereof, have been made available to Purchaser.

(iii)Each Material Contract is valid and binding on the Company and each other party thereto and is in full force and effect and is enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity. The Company has performed in all material respects all obligations required to be performed by it under each Material Contract and, to the Knowledge of the Seller and the Company, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company and the Seller have no Knowledge of, nor has the Company received written notice of, any violation, breach or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of, breach of or default under) any Material Contract and the Company has not received notice from any party to an Material Contract that such party intends either to modify, cancel or terminate a Material Contract. Each Material Contract will continue in full force and effect without penalty or other adverse consequence (including giving rise to any obligation of the Company, Purchaser or any of Purchaser’s Affiliates to make any payment or payments to any Person) upon consummation of the transaction contemplated by this Agreement.

(p)     Environmental. Except as set forth in Schedule 3.1(p):

(i) To Seller’s and the Company’s Knowledge, no Hazardous Materials are present on any Business Facility in violation of any Environmental Law and no release of any Hazardous Materials at or from any Business Facility has occurred. Without limiting the generality of the foregoing, to Seller’s and the Company’s Knowledge, no arsenic, lead, barium, or other metals constituting Hazardous Materials is present on, under, or around any Business Facility.

(ii)The Company is in compliance in all material respects with all Environmental Laws applicable to the operation of any Business Facility including all Hazardous Materials Activities. The Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any Person or property to Hazardous Materials in a manner which, to the Knowledge of the Seller and the Company, has caused or could reasonably be expected to result in Liability to the Company.

(iii)The Company has not arranged for off-site disposal of any Hazardous Materials at a Disposal Site, for which the Company has, or would have in the future, any Liability under Environmental Laws, including any toxic tort Liability for exposure to Hazardous Materials, or any obligation to undertake any investigation, cleanup or remedial action pursuant to Environmental Laws. To Seller’s and the Company’s Knowledge, there are no underground storage tanks or related piping, active or abandoned, at any Business Facility in a condition that as of the Closing Date requires pursuant to any Environmental Law any remedial action by the Company pursuant to any Environmental Law, whether or not discovered as of the Closing Date or the subject of a current notice, claim or government investigation as of the Closing Date.

(iv)The Company has not received (A) any written notice alleging that it has not complied in any material respect with applicable Environmental Laws in a manner that would result in a Material Adverse Effect on the Company, and, to the Knowledge of the Seller and the Company, there are no facts existing that reasonably would give rise to such a notice, or (B) any written notice,

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demand, claim or request for information alleging that the Company may be in violation of, liable under or have obligations under any Environmental Law or subject to any other environmental Liability. The Company has filed reports with all Governmental Entities that are required to be filed pursuant to any applicable Environmental Laws.

(v)The Company has and, immediately following the Closing, the Company will continue to have all material Environmental Permits required to conduct the Company’s business in the ordinary course of business consistent with past practice. A complete and accurate list of all such Environmental Permits is set forth in Schedule 3.1(p). No Action is pending, or, to the Knowledge of the Seller or the Company, threatened concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Business Facility.

(vi)Neither Seller nor the Company is aware of any fact or circumstance, which could result in any environmental Liability that would reasonably be expected to result in a Material Adverse Change. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws, or the Hazardous Materials Activities of the Company or any other Person.

(vii)The Company has made available to Purchaser or its agents, representatives and employees all records in the Company’s possession concerning compliance with applicable Environmental Laws at any Business Facility and the Hazardous Materials Activities of the Company and all environmental or health and safety audits, compliance assessments or any environmental or health and safety reports of any Business Facility conducted at the request of, or otherwise in the possession of the Company. Schedule 3.1(p) sets forth a list of all environmental audits, inspections, investigations, studies, tests, reviews and similar formal reports prepared by a third-party and within the possession or control of the Company with respect to each parcel of Leased Real Property.

(q)    Labor and Employees.

(i) Schedule 3.1(q) sets forth a complete and accurate list of the names and titles of all of the managers and officers of the Company, and a complete and accurate list of all other employees who are working for the Company as of the Effective Date, including in each case, their name, title, work location, base salary/wage, bonus entitlement and commission entitlement.

(ii)All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all Applicable Laws.

(iii)The Company is not a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to its employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement. The Company does not have any duty to bargain with any union, works council, trade union, labor organization or other employee representative group or analogous labor organization in connection with the Company Employees. To the Knowledge of the Company and the Seller, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees, or any threats thereof. There are no lockouts, strikes, slowdowns, pickets, work stoppages

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or, to the Knowledge of the Seller and the Company, threats thereof by or with respect to any Company employees nor have there been any such lockouts, strikes, slowdowns, pickets or work stoppages.

(iv)In the three (3) years prior to the Effective Date, the Company has not effectuated (A) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) (or any similar state, local or foreign Applicable Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (B) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign Applicable Law) affecting any site of employment or facility of the Company with respect to any site of employment or Business Facility.

(v)The Company: (A) is in compliance with all Applicable Laws with respect to employment, employment practices, immigration matters, terms and conditions of employment, labor relations and wages and hours, in each case, with respect to Company employees; (B) has withheld and reported all amounts required by Applicable Law to be withheld and reported with respect to wages, salaries and other payments to Company employees; (C) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (D) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company employees (other than routine payments to be made in the normal course of business and consistent with past practice); and (E) has properly classified all of its employees as exempt or non-exempt and is in compliance in all material respects with the Fair Labor Standards Act or any other Applicable Law regarding payment of wages and overtime. There are no pending or, to the Knowledge of the Seller and the Company, threatened or anticipated, claims or actions against the Company under any workers’ compensation policy or long-term disability policy. The Company has no direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(vi)Each Company employee is or was at the time of his or her employment with the Company: (A) a United States citizen or lawful permanent resident of the United States; or (B) an alien authorized to work in the United States either specifically for the Company or for any United States employer, and the Company has completed a valid Form I-9 (Employment Eligibility Verification) for each Company Employee. No current Company Employee has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States.

(vii)Each Company employee who performs services in the United States is legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and all other Applicable Laws. Any Company employee who performs services outside the United States is legally entitled to work in the country in which such employee performs services and the reporting and payment of, and withholding from, such employee’s compensation complies with all Applicable Laws in both the United States and the work country.

(viii)There are no material outstanding citations, assessments, penalties, fines, liens, charges, surcharges, or other material amounts due or owing as a result of any violation of any Applicable Laws in respect of workplace safety applicable to the Company employees.

(ix)Except in the ordinary course of business, no proposal, assurance or commitment has been communicated to any Company employees regarding any material (A) change to

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his or her terms of employment or working conditions, or (B) continuance, introduction, increase or improvement of any benefit or any customary or discretionary arrangement or practice, and no negotiations have commenced for any such matter.

(r)    Employee Benefit Plans.

(i) Except as set forth on Schedule 3.1(r), the Company does not sponsor or contribute to an “employee pension benefit plan” and/or “employee welfare benefit plan”, as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, “Company Plans”), nor has the Company at any time in the past sponsored or contributed to any Company Plan.

(ii)The Company does not maintain, and has no present or future Liability with respect to, any employee benefit plan, agreement, program, policy or other arrangements, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current, former or retired employee, director or consultant of the Company has any present or future right to benefits.

(iii)Schedule 3.1(r) sets forth a complete and accurate list of all payments payable by the Company to Seller or any manager, officer, employee or former manager, officer or employee arising from, relating to or as a result of the consummation of the transactions contemplated by this Agreement, including any payments for equity appreciation or similar rights, any severance or bonus plan payment, any payment of deferred compensation, any transaction bonus or change in control payment, or any similar payment, including the amount of each such payment, the party to whom such payment is or will become due, and, to the extent determinable, the date or dates on which such payments become due.

(s)        Permits. The Company has and, immediately following the Closing, will continue to have, all material Permits required to conduct the Company’s business in the ordinary course consistent with past practice, and a true, correct and complete list of all such material Permits is set forth on Schedule 3.1(s) (the “Company Permits”). The Company is in compliance, and has been in compliance, in all material respects with the terms of the Company Permits. Each Company Permit is valid and in full force and effect, and no suspension or cancellation of any such Company Permits is pending, or to the Knowledge of the Seller or the Company, threatened. Immediately following the Closing, each Company Permit will be in the name of, and usable by, the Company.

(t)        Insurance. Prior to March 29, 2017, the Company maintained the insurance policies set forth on Schedule 3.1(t) at all times. Since March 29, 2017, the Company has not maintained any insurance policies. Since January 1, 2013, the Company has not been (x) denied insurance, or (y) offered insurance only at a commercially prohibitive premium.

(u)     Bank Accounts. Schedule 3.1(u) sets forth a full and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company maintains an account and safe deposit box, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawals.

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(v) Accounts Receivable and Accounts Payable. All accounts receivable of the Company, whether reflected on the Company Balance Sheet or subsequently created, are valid receivables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Subject to any applicable reserves for doubtful accounts reflected on the books of the Company, no such accounts receivable are subject to setoffs or counterclaims. The Company has good and marketable title to its accounts receivable, free and clear of all Liens other than Permitted Liens. There are no trade accounts payable as of the Closing Date. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with past practices.

a.    No Brokers. Seller and the Company have no liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement, and Seller and the Company have not retained any broker or other intermediary to act on their behalf in connection with the transactions contemplated by this Agreement.

(w)Securities Restrictions. Seller understands that (i) the Closing Delivered Securities are speculative investments, (ii) the Securities are “restricted securities” inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) only in certain limited circumstances, (iii) there are restrictions on the transferability of the Closing Delivered Securities under the Securities Act and similar state securities laws, (iv) it may not be possible to liquidate an investment in the Closing Delivered Securities immediately, (v) Seller is responsible for the costs of removing any such transfer restrictions, including expenses for legal opinions, (vi) Seller is able to bear the economic risk of this investment, to hold the Closing Delivered Securities indefinitely, and presently to afford a complete loss of this investment, and (vii) Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Closing Delivered Securities and of making an informed investment decision.

(x)Securities Legends. Seller consents to the placement of a legend on any stock certificate evidencing the Closing Delivered Securities being delivered to Seller, which legend shall be in form as follows:

(i)    “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON AN OPINION OF COUNSEL TO THE PURCHASER THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.”

(ii)    If required by the authorities of any state in connection with the issuance or sale of the Closing Delivered Securities, the legend required by such state authority.

(y)Purchase Entirely for Own Account. The Closing Delivered Securities to be received by Seller hereunder will be acquired for Seller’s own account, not as nominee or agent, and not

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with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, and has no arrangement or understanding with any other persons regarding the distribution of such Closing Delivered Securities in violation of the Securities Act or any applicable state securities law without prejudice, however, to Seller’s right at all times to sell or otherwise dispose of all or any part of such Closing Delivered Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by Seller to hold the Closing Delivered Securities for any period of time. Seller is not a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or an entity engaged in a business that would require him to be so registered.

(z)Disclosure of Information. Purchaser has made available the annual report on Form 10-K for the year ended December 31, 2016, and Seller has had the opportunity to review such report. Seller has had an opportunity to receive all information related to Purchaser requested by him and to ask questions of and receive answers from Purchaser regarding the Purchaser, its business and the terms and conditions of the offering of the Closing Delivered Securities. Seller acknowledges receipt of copies of the all other reports filed by Purchaser with the Commission pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act since the filing of the 10-K and during the twelve (12) months preceding the date hereof. Neither such inquiries nor any other due diligence investigation conducted by Seller shall modify, limit or otherwise affect Seller’s right to rely on Purchaser’s representations and warranties contained in this Agreement or to exercise any remedy available to Seller under Applicable Law or in equity.

(aa)Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

(ab)No General Solicitation. Seller did not learn of the investment in the Closing Delivered Securities as a result of any general solicitation or general advertising.

(ac)Prohibited Transactions. Since such time as Seller was first contacted by Purchaser or any other person acting on behalf of Purchaser regarding the transactions contemplated hereby, neither Seller nor any Affiliate of Seller which (a) had knowledge of the transactions contemplated hereby, (b) has or shares discretion relating to Seller’s investments or trading or information concerning Seller’s investments, including in respect of the Closing Delivered Securities, or (c) is subject to Seller’s review or input concerning such Affiliate’s investments or trading has, directly or indirectly, effected or agreed to effect, or will directly or indirectly effect, any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act with respect to the Securities, granted any other right (including, without limitation, any put or call option) with respect to the Securities or with respect to any security that includes, relates to or derived any significant part of its value from the Securities or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”). Seller acknowledges that the representations, warranties and covenants contained in this Section 3.1(ee) are being made for the benefit of the Seller as well as the Purchaser.

(ad)SEC Filings. Seller acknowledges that as a result of the transaction contemplated by this Agreement, Seller may be obligated to comply with Section 16 of the Exchange Act, including making filings with the Commission, such as Schedule 13 or Form 3, 4 or 5.

(ae)Disclosure. No representation or warranty by Seller or the Company contained in this Agreement, and no statement contained in the Schedules or any Operative Document, certificate or

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other instrument delivered to or to be delivered by or on behalf of Seller or the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

(af)Warranties. All of the products produced, sold, licensed and delivered by the Company (the “Products”) and the services performed by the Company (the “Services”) have conformed with all applicable contractual commitments. The Company does not provide warranties for its Products or Services. Notwithstanding the foregoing, the Company loans point of sale terminals to its customers pursuant to the terms set forth in the form of agreement attached as Schedule 3.1(gg). It has been the Company’s past custom and practice to replace broken or damaged point of sale terminals loaned its customers. To the Knowledge of the Seller and the Company, the point of sale terminals loaned to its customers in the aggregate are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

3.2        Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the following representations and warranties are true and correct on and as of the Closing Date and the date the Closing Delivered Securities are delivered:

(a)    Organization and Good Standing of Purchaser. Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has the corporate power and authority to own, lease and operate all properties and assets now owned, leased or operated by it and to carry on its business as now conducted, and (ii) is duly licensed or qualified as a foreign corporation and is in good standing in each jurisdiction where the nature of the properties owned, leased or operated by it or the business transacted by it requires such licensing or qualification except where the failure to be so qualified would not have a Material Adverse Effect on Purchaser.

(b)    Organizational Documents. True, correct and complete copy of Purchaser’s Articles of Incorporation and Bylaws, each as amended to date, are incorporated by reference as Exhibits 3.1, 3.2 and 3.3 to Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Commission (as defined below) on April 6, 2017, and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon Purchaser. Purchaser is not in violation of any of the provisions of such organizational documents.

(c)    Consents, Authorizations and Binding Effect.

(i)    Purchaser may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents to which it is a party) without the necessity of Purchaser obtaining any consent, approval, authorization or waiver or giving any notice or otherwise.

(ii)    Purchaser has the power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors.

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(iii)    The execution, delivery and performance of this Agreement by Purchaser does not and will not: (A) constitute a violation of its Articles of Incorporation or Bylaws; (B) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to Purchaser or its assets or business; or (C) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any contract, agreement, lease, promissory note, mortgage, deed of trust, commitment, license, franchise, Permit, authorization or any other instrument or obligation to which Purchaser is a party or by which its assets are bound, or an event which with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

(iv)    The execution, delivery and performance of the Operative Documents, and the consummation of the transactions contemplated thereby, have been duly authorized and approved by the Board of Directors of Purchaser.

a.    Purchaser Public Disclosure Documents. Purchaser has timely filed with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements and other documents required to be filed with the Commission since December 31, 2014 (collectively, the “Purchaser Public Disclosure Documents”). As of their respective dates, the Purchaser Public Disclosure Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the Purchaser Public Disclosure Documents at the time they were filed or as of the Closing Date contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Purchaser included in the Purchaser Public Disclosure Documents complied, as of their respective dates of filing with the Commission, in all material respects with all applicable accounting requirements and the rules and regulations of the Commission, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the Commission), applied on a consistent basis during the periods involved (expect as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Purchaser and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes). As of the date of this Agreement, since the date of the most recent audited financial statements included in the Purchaser Public Disclosure Documents, there has not been any change, or application or request for any change, by Purchaser or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes. The agreements and documents described in the Purchaser Public Disclosure Documents conform in all material respects to the descriptions thereof contained or incorporated by reference therein, and there are no agreements or other documents required by the Securities Act to be described in the Purchaser Public Disclosure Documents, that have not been so described or filed or incorporated by reference.

b.    Broker. Except as set forth on Schedule 3.2(e), Purchaser has no liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and Purchaser has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement. Purchaser shall be fully responsible for all amounts owed to the third party disclosed on Schedule 3.2(e), and Purchaser shall indemnify and hold Seller harmless from any such amounts.

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c.    Closing Delivered Securities. The issuance of the Closing Delivered Securities by Purchaser at the Closing has been duly authorized and, when issued and delivered by Purchaser as provided in this Agreement, the Closing Delivered Securities will be validly issued, fully paid, non-assessable and free of any and all Liens. Assuming the accuracy of the representations and warranties of Seller set forth in Sections 3.1(z), (bb) and (cc), the issuance of the Closing Delivered Securities at the Closing will be exempt from registration or qualification under the Securities Act and applicable state securities laws.

d.    Intellectual Property.

(i)For purposes of this Agreement, the term “Purchaser Intellectual Property” means all worldwide patents, patent rights, patent applications, registered trademarks and service marks, trademark rights (including but not limited to product names, logos, slogans and tag lines), trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights, domain names, websites, telephone numbers, electronic mail addresses, social media accounts and registrations, and all intellectual, industrial software or proprietary rights, rights of publicity and privacy, and trade secrets, technology and know-how, owned or used by the Purchaser, which are related to or used in connection with the Purchaser’s business, in each case together with any amendments, modifications, improvements, derivative works and supplements thereto and in each case all goodwill associated therewith in connection with the Purchaser’s business in which any such intellectual property is used.

(ii)Set forth on Schedule 3.2(g) is a list and brief description of all Purchaser Intellectual Property. Purchaser is not subject to any obligation, including any license or royalty obligation, relating to any product or service that Purchaser now markets or has marketed. Purchaser owns all rights in, or possess adequate licenses or other rights to use, all Purchaser Intellectual Property. Schedule 3.2(g) sets forth any Purchaser Intellectual Property that is not owned by the Purchaser and describes the Purchaser’s valid license or other right to allow it use of such Third Party intellectual property (other than “click through”, shrink wrap or other standard form licenses for commercially available software). To Purchaser’s Knowledge, Purchaser’s operation its business and the use of the Purchaser Intellectual Property does not infringe upon or conflict with the right of any Third Party and none of the Purchaser Intellectual Property infringes any copyright, trademark, patent, trade secret, or other right of any Third Party. All employees and independent contractors (including consultants) that have participated in the development or creation of Purchaser Intellectual Property have executed appropriate assignment agreements, pursuant to which each such employee or independent contractor has assigned to the Purchaser all of its rights, in and to all Purchaser Intellectual Property, ideas, inventions, processes, works of authorship, and other work products that relate to the Purchaser’s business, and that were conceived, created, authored, or developed, in whole or in part, by such employee or independent contractor. No past or present employee or independent contractor of Purchaser has an ownership interest, license, permission, or other right in or to any such Purchaser Intellectual Property. To Purchaser’s Knowledge, there are no facts, circumstances or information that reasonably could be expected to adversely affect, limit, restrict, impair or impede the ability of Purchaser to use and practice the Purchaser Intellectual Property upon the Closing in the same manner as currently used and practiced by the Purchaser. Purchaser has materially complied in all respects with all Applicable Laws relating to the collection and use of personally identifiable information, and has the right to use the personally identifiable information in the Purchaser’s business for the purpose such information is used. The Purchaser has complied with its published privacy policies, if any, and all laws relating to privacy and data security.

3.3    Survival of Representations, Warranties and Covenants. The representations and warranties of Seller, the Company and Purchaser contained in this Agreement or in any Operative

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Document shall survive the Closing until the date that is twenty-four (24) months following the Closing Date, at which time they shall terminate and be of no force and effect, except that each representation and warranty set forth in Sections 3.1(a) (Organization and Good Standing), 3.1(c) (Capitalization; Title to Seller Interest), 3.1(d) (Consents, Authorizations and Binding Effect), 3.1(e) (Subsidiaries), 3.1(i) (Tax), 3.1(k) (Title to Assets), 3.1(l) (Intellectual Property), 3.1(p) (Environmental), 3.1(q) (Labor and Employees), 3.1(r) (Employee Benefit Plans), 3.1(x) (Securities Restrictions), 3.1(y) (Securities Legend), 3.2(a) (Organization and Good Standing of Purchaser), 3.2(c) (Consents, Authorizations and Binding Effect), 3.2(d) (Purchaser Public Disclosure Documents), 3.2(f) (Closing Delivered Securities) and 3.2(g) (Intellectual Property) (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the statute of limitations that is applicable to the subject matter of such representation. Each covenant contained in this Agreement shall survive the Closing and remain in full force and effect until fully performed in accordance with its terms. Notwithstanding the foregoing, any claim made under and in accordance with Article V or Article VI prior to the expiration of the applicable period set forth above shall survive until such claim is finally resolved. No knowledge of, or investigation by or on behalf of, any Party hereto will constitute a waiver of such Party’s right to enforce any covenant, representation or warranty contained herein against any of the other Parties or affect the right of a Party to indemnification.

ARTICLE IV
CLOSING

4.1        Closing Date and Location. The closing for the consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall, unless another date or place is agreed to in writing by the Parties, take place in San Antonio, Bexar County, Texas on the Effective Date, or such other date as the Parties may agree upon, or remotely via the exchange of this Agreement and the Operative Documents and signatures by electronic mail, courier, facsimile and/or hand delivery (the “Closing Date”). The effective time of Closing shall be 11:59 p.m. on the Closing Date.

4.2    Deliveries by Seller and the Company. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller and the Company shall deliver to Purchaser the following (in each case duly executed if the item is an Operative Document):

(a)    An instrument conveying the Seller Interest to Purchaser in a form acceptable to Purchaser;

(b)    A certificate of the manager of the Company attaching and certifying as to: (i) authorizing resolutions of the member and managers of the Company approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (ii) the incumbency and signatures of the Persons signing this Agreement and the other agreements contemplated hereby on behalf of the Company; and (iii) the articles of organization and operating agreement of the Company.

(c)    A Certificate of Good Standing for the Company from the State of Florida.

(d)    All necessary Consents from Third Parties set forth on Schedule 3.1(d)(i).
(e)    Employment agreement of Seller in a form acceptable to Purchaser.

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(f)    Each of the Persons set forth on Schedule 4.2(f) agree to be employees of Purchaser immediately following the Closing on an at-will basis. Purchaser will offer continued or transitional employment to all of Seller’s employees; provided, however that all such employees meet and comply with Purchaser’s ordinary course hiring and new employment processes and requirements for similarly situated employees. Purchaser will have no responsibility for severance payment or for payment of compensation or benefits for services rendered by any employee of Seller on or before the Closing Date. Notwithstanding anything in this Agreement to the contrary, no such continuing employee or other employee of Seller shall be deemed to be a third-party beneficiary of this Agreement.

(g)    Modification of the Card Connect Residual Purchase Agreement to exclude any current or future Purchaser data traffic and to include Purchaser assuming the risk for the transactions after the Closing Date for the merchants owned by the Company.

(h)    Seller shall deliver to Purchaser: (i) a copy of the Company’s Quickbooks file through the Closing Date; (ii) all books and records of the Company, including, without limitation, payroll tax returns and payroll records, final payroll and year-to-date payroll reports, accounts receivable aging as of July 31, 2017 and as of the Closing Date, accounts payable aging as of July 31, 2017 and as of the Closing Date, and fixed asset detail listing and related depreciation schedule; (iii) the equity books, equity ledger, minute book and corporate seal, if any, of the Company; and (iv) a spousal consent, in form and substance reasonably satisfactory to Purchaser, duly executed by Seller’s spouse pursuant to which, among other things, Seller’s spouse consents to the transactions contemplated by this Agreement, including the sale of the Seller Interest, and that Seller spouse’s community property interest, if any, in the Seller Interest shall be bound by the terms of this Agreement.

(i)    An acknowledgement and release instrument executed and delivered by each of the Company’s employees in a form acceptable to Purchaser which acknowledges the termination of the Company’s profit sharing program as of the Closing Date and releases the Company from any obligation or liability relating to the Company’s profit sharing program; provided, however, in the event that Purchaser elects, in its sole discretion, to consummate the transactions contemplated by this Agreement without the execution and delivery of one of more of such release instruments in connection with the Closing, Seller shall cause the execution and delivery of all such instruments as soon as practical following the Closing, subject to Section 5.1(vi) hereof.

(j)    A release instrument executed and delivered by each of the Company’s employees and/or independent contractors who elected his or her future residual commissions to be acquired by the Company in connection with the Closing in a form acceptable to Purchaser which acknowledges the buyout amount and releases any further Liability of the Company relating to such future residual commissions after the Closing Date; provided, however, in the event that Purchaser elects, in its sole discretion, to consummate the transactions contemplated by this Agreement without the execution and delivery of one of more of such release instruments in connection with the Closing, Seller shall cause the execution and delivery of all such instruments as soon as practical following the Closing, subject to Section 5.1(vi) hereof.

(k)    Seller shall deliver an executed flow of funds statement (“Flow of Funds”).

4.3        Deliveries by Purchaser. At the Closing, in addition to any other documents or agreements required under this Agreement, Purchaser shall deliver to Seller the following (in each case duly executed if the item is an Operative Document):

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(a)        A certificate of the Secretary of Purchaser attaching and certifying as to: (i) authorizing resolutions of the Board of Directors of Purchaser approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (ii) the incumbency and signatures of the Persons signing this Agreement and the other agreements contemplated hereby on behalf of Purchaser; and (iii) the Articles of Incorporation and Bylaws, in each case as amended, of Purchaser..

(b)    A Certificate of Good Standing for Purchaser from the State of Nevada.

(c)    Instruction letter from the Purchaser to the Purchaser’s stock transfer agent designating the Securities for the unregistered and restricted Closing Delivered Securities to be transferred to the Seller and such further evidence of issuance of the Closing Delivered Securities as Seller may reasonably request.

(d)    Evidence reasonably satisfactory to Seller that the Closing Delivered Securities have been approved for listing on the NASDAQ Capital Markets Exchange.

(e)    A legal opinion, dated the Closing Date and addressed to Seller, executed by counsel to Purchaser in form and substance acceptable to Seller that, among other things, the Closing Delivered Securities have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and have been validly issued and fully paid and are nonassessable.

(f)    Employment agreement of Seller in a form acceptable to Seller.

(g)    An award agreement under which 300,000 restricted stock units of Purchaser are issued to Seller pursuant to Purchaser’s 2015 Equity Incentive Plan, on terms mutually agreeable to Purchaser and Seller.

(h)    The original Bridge Loan Note, marked “cancelled”.

(i)    The Closing Note, if required by Section 2.3.

(j)     Purchase shall deliver an executed Flow of Funds.

4.4    Release. Effective as of the Closing, Seller, on behalf of himself and his Affiliates, successors and assigns (collectively, the “Seller Releasing Parties”), hereby generally releases, remises and forever discharges the Company and its successors and permitted assigns, and the current and former officers, employees, directors, managers, members and representatives thereof (collectively, the “Released Parties”) from and against any and all claims, demands, Liens, Actions, litigation, Contracts, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, orders, requirements of Applicable Law, Losses and Liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter can, shall or may exist, based on any facts, events or omissions occurring from any time on or prior to the execution and delivery of this Agreement arising out of, caused by or as a result of any rights any Seller Releasing Party may have against the Released Parties (collectively, the “Released Claims”); provided, however, that the foregoing release shall not apply to any rights any Seller may have under this Agreement or any Operative Document. Seller hereby represents and warrants to Purchaser and the Company that he has not voluntarily or involuntarily assigned, pledged, encumbered or in any manner transferred or conveyed all or any portion of the Released Claims and that no Person other than

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Seller has any interest in any Released Claims by Applicable Law or Contract or by virtue of any action or inaction by Seller. Seller, for himself and the other Seller Releasing Parties, hereby covenants and agrees not to sue any of the Released Parties with regard to any of the Released Claims. Notwithstanding the above-referenced provision, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Seller expressly acknowledges and agrees that, effective as of the Closing, this Agreement and this provision is in full accord, satisfaction, and discharge of any and all of such Released Claims and that this Agreement and this provision has been executed with the express intention of effectuating a complete extinguishment of all known and unknown claims effective as of the Closing. Seller hereby acknowledges that the inclusion of “unknown claims” in the Released Claims set forth above was separately bargained for and was a key element of the transactions contemplated by, and the covenants and agreements set forth in, this Agreement.

ARTICLE V
INDEMNIFICATION

5.1        Indemnification by Seller. Seller agrees to indemnify and hold Purchaser and Purchaser’s shareholders, directors, officers, Affiliates, employees and agents (the “Purchaser Parties”) harmless from any and all damages, losses, shortages, liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, reasonable attorneys’ fees) of any kind or nature whatsoever (collectively the “Damages”), directly or indirectly resulting from, relating to, or arising out of: (i) any breach of or inaccuracy in any representation or warranty of Seller and the Company contained in Section 3.1 hereof; (ii) any of the Company’s Liabilities other than the Permitted Liabilities, subject to Section 2.4(b); (iii) the non-performance, partial or total, of any covenant or agreement of Seller or the Company contained in this Agreement, any Operative Document or any instrument or agreement delivered pursuant to this Agreement; (iv) the Company’s operation of the Acquired Business prior to the Closing Date; (v) the Company not maintaining any insurance policies; and/or (vi) any of the Company’s Liabilities to its employees, agents or independent contractors (other than those Liabilities included in the calculation of Net Working Capital for purposes of Section 2.4(b) above) which would otherwise have been satisfied and released pursuant to the release instruments described in Section 4.2(i) and Section 4.2(j) hereof (the “Release Documents”) in the event that one or more of the Release Documents is/are not executed and delivered to Purchaser in connection with the Closing, and including, without limitation, the Company’s Liabilities regarding salaries, bonuses, accrued vacation, change in control payments, residual commissions, and assignment of rights in Company Intellectual Property.

5.2        Indemnification by Purchaser. Purchaser agree to indemnify and hold Seller and Seller’s Affiliates, heirs, executors, personal representatives and agents (the “Seller Parties”) harmless from any and all Damages directly or indirectly resulting from, relating to, or arising out of: (i) any breach of or inaccuracy in any representation or warranty of Purchaser contained in Section 3.2 hereof, (ii) any liability of Purchaser or the Acquired Business and arising on or after the Closing Date; (iii) the non-performance, partial or total, of any covenant or agreement of Purchaser contained in this Agreement, any Operative Document or any instrument or agreement delivered pursuant to this Agreement; and/or (iv) Purchaser’s ownership of the Company and operation of the Acquired Business after the Closing Date.

5.3. Basket and Cap. Notwithstanding any other provision of this Agreement to the contrary, except with respect to any fraud, willful breach or criminal acts committed by Seller or the Company: (a) the Seller shall be liable to the Purchaser Parties for indemnification under Section 5.1 only with respect to Damages in respect of indemnification under Section 5.1 that in the aggregate exceed $50,000 (the “Basket”), in which event the Purchaser Parties may claim indemnification for all Damages, including

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Damages less than or equal to the Basket; and (b) the aggregate amount of all Damages for which Seller shall be liable to the Purchaser Parties for indemnification under Section 5.1 shall not exceed 30% of the Purchase Price (the “Cap”). Notwithstanding any other provision of this Agreement to the contrary, except with respect to any fraud, willful breach or criminal acts committed by Purchaser: (i) Purchaser shall be liable to the Seller Parties for indemnification under Section 5.2 only with respect to Damages in respect of indemnification under Section 5.2 that in the aggregate exceed the Basket, in which event the Seller Parties may claim indemnification for all Damages, including all Damages less than or equal to the Basket; and (ii) the aggregate amount of all Damages for which Purchaser shall be liable to the Seller Parties for indemnification under Section 5.2 shall not exceed the Cap.

5.4        Claims for Indemnification. Whenever any claim arises for indemnification hereunder, the indemnified party (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing by registered or certified mail promptly after the Indemnitee has actual knowledge of the facts constituting the basis for such claim (the “Notice of Claim”). Such notice shall specify all material facts known to the Indemnitee giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnitee to promptly notify the Indemnitor shall not relieve the Indemnitor of its obligation to indemnify with respect to such action and shall not relieve the Indemnitor of any other liability which it may have to any Indemnitee unless such failure to notify the Indemnitor prejudices the rights of the Indemnitor.

5.5        Right to Defend. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any Third Party against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnitee at the Indemnitor’s expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnitee, if it gives written notice to the Indemnitee within forty-five (45) days after receipt of the Notice of Claim that the Indemnitor intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnitee for any losses resulting from such claim; provided, however, that if the Indemnitor does not elect to assume the defense of any claim, then (a) the Indemnitor shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnitee shall control the defense of such claim. Whether or not the Indemnitor does choose to so defend such claim, the Parties shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith.

5.6        Settlement. The Indemnitee shall make no settlement of any claim that would give rise to liability on the part of the Indemnitor under an indemnity contained in this Article V without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor can settle without the consent of the Indemnitee only if the settlement involves only the payment of money for which the Indemnitor will be fully liable and has the capacity to pay. No other settlement of any claim may be made without the consent of both the Indemnitee and Indemnitor, which consent shall not be unreasonably withheld.

5.7        Claim Reduction; Minimization of Indemnities. Any claim for indemnification under this Article V shall be reduced to the extent of any Third Party insurance (excluding any deductibles or arrangements in the nature of a financing) or condemnation payment actually received by the Indemnitee. Each Party shall use reasonable efforts to minimize the indemnification obligations of the other Party under this Article V by, among other reasonable things and without limiting the generality of the foregoing,

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taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability. Seller shall have no rights of contribution, reimbursement, indemnification, recovery or similar right against the Company with respect to any indemnification obligations of Seller hereunder.

5.8        No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the Parties and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

5.9        Investigation or Knowledge. Notwithstanding anything to the contrary herein, the right of any Party hereto to indemnification, payment of Damages or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such Party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.

5.10        Materiality. Notwithstanding anything to the contrary herein, for the sole purpose of determining the amount of any Damages (as opposed to whether a breach has occurred), each representation and warranty herein will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word “material” and words of similar import will be deemed deleted from any such representation or warranty.

5.11        Sole Remedy. Except with respect to any fraud, willful breach, criminal acts or breach of any securities laws committed by a Party, the indemnification provided in this Article V (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby and for the breach of any representation, warranty, covenant or agreement contained herein.

5.12        Rights of Offset. Purchaser shall have the right to withhold and offset against any amount due to Seller (including, without limitation, the Closing Note) the amount of any claims for indemnification or payment of Damages to which the Purchaser Parties may be entitled under this Agreement. Neither the exercise nor the failure to exercise such rights of offset will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to Purchaser. In the event that Purchaser desires to exercise its right of offset (an “Offset Claim”), Purchaser shall provide Seller written notice of such Offset Claim, including the amount of such Offset Claim, the calculation of such Offset Claim, and supporting documentation for such Offset Claim (an “Offset Claim Notice”). Seller shall notify Purchaser in writing of any specific objections and supporting documentation therefor (the “Offset Dispute Notice”) within ten (10) calendar days of such Offset Claim Notice (the “Offset Objection Period”). If Seller does not provide an Offset Dispute Notice regarding such Offset Claim within the Offset Objection Period, then Seller shall be deemed to agree to the Offset Claim and Purchaser may immediately offset the Offset Claim amount against the Closing Note or any other amount due to Seller. If Seller provides an Offset Dispute Notice within the Offset Objection Period, Seller and Purchaser agree that the Offset Claim amount shall be placed in escrow by Purchaser upon the maturity date of the Closing Note or on the date that any other applicable amount would otherwise be due to Seller pursuant to an escrow agreement mutually acceptable to Seller and Purchaser, but including distribution provisions by the escrow agent only upon the joint written instructions of Seller and Purchaser or a final non-appealable judgment against Seller regarding the Offset Claim.

ARTICLE VI

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CERTAIN POST-CLOSING COVENANTS

6.1        Tax Matters.

(a)     Tax Returns.

(i)     Purchaser shall cause to be prepared and timely filed all Tax Returns of the Company for income, gross receipts and similar Taxes (including any business, professional and occupational license Taxes or similar Taxes) that are required to be filed by or with respect to the Company on or before the Closing Date for all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”), subject to the review and approval by Seller. The Tax Returns filed by the Purchaser on behalf of the Company shall be filed as a “stub-year” Tax Return filing and shall cover the period from January 1, 2017 through the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices with respect to such items, unless otherwise required by Applicable Law. Purchaser shall provide Seller with reasonable opportunity to review and comment on each such Tax Return described in this Section 6.1(a) prior to filing, and shall make changes to such Tax Returns reasonably requested by Seller to ensure that such Tax Returns are consistent with the terms of this Agreement.

(ii)    Purchaser shall prepare and file, when due, any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date, and all Tax Returns of the Company for the Pre-Closing Tax Period. To the extent such Tax Returns relate to the Pre-Closing Tax Period, Purchaser shall provide Seller with reasonable opportunity to review and comment on each such Tax Return prior to filing, and shall make changes to such Tax Returns reasonably requested by Seller to ensure that such Tax Returns are consistent with the terms of this Agreement. Not less than five (5) Business Days prior to the filing of such Tax Return, Purchaser shall be entitled to receive from Seller an amount equal to the Taxes required to be paid in connection with such Tax Returns for the Pre-Closing Tax Period to the extent such amount is greater than such Taxes that are included as Permitted Liabilities.

(iii)    The Parties acknowledge that the Company has been disregarded for U.S. federal income tax purposes as an entity separate from Seller at all times from August 4, 2016 to the Closing Date. Accordingly, notwithstanding paragraphs (i) and (ii) above, the business and operations of the Company occurring during such period shall be reported on Seller’s federal and applicable state income Tax Returns. Notwithstanding anything contained herein to the contrary, Seller shall have exclusive control over such Tax Returns, and Purchaser shall not have any right to prepare, review or comment upon such Tax Returns.

(b)    Cooperation on Tax Matters. Purchaser, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 6.1(a) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser shall: (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (ii) give Seller written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Purchaser and the Company shall allow Seller to take

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possession of such books and records. Purchaser and Seller further agree, upon request, to cooperate in good faith to mitigate, reduce or eliminate any Tax that could be imposed by the transactions contemplated hereby. In addition, Purchaser and Seller agree to cooperate in good faith in obtaining any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed by the transactions contemplated hereby.

(c)     Tax Indemnification.

(i)     Seller shall be liable for, and shall indemnify, defend, and hold the Purchaser Parties harmless against all Taxes imposed on the Company or with respect to the Acquired Business for all taxable periods (or portions thereof) ending on or prior to the Closing Date, except to the extent such Taxes are Permitted Liabilities.

(ii)    Purchaser and the Company shall be liable for, and shall indemnify, defend, and hold the Seller Parties harmless against all Taxes imposed on the Company or with respect to the Acquired Business for all taxable periods (or portions thereof) ending after to the Closing Date and for any Taxes that are Permitted Liabilities.

(iii)    For purposes of Section 6.1(a) and this Section 6.1(c), the portion of any Taxes that are payable with respect to a taxable period beginning on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) that shall be allocated to Seller is:

(A)in the case of Taxes that are either (1) based upon or related to income or receipts or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than conveyances pursuant to this Agreement, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(B)in the case of Taxes imposed on a periodic basis with respect to the assets or otherwise measured by the level of any item, shall be the product of (1) the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), and (2) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 6.1(c)(iii) taking into account the type of the Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 6.1(c)(iii) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(iv)    Seller shall be entitled to any credit or refund of Taxes of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date, net of any Taxes borne by Purchaser or the Company as a result of its receipt of such credit or refund.

(v)    For the avoidance of doubt, the rules and procedures of Article V above shall apply to the indemnification covenants set forth in this Section 6.1.

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(d)    Certain Taxes. Seller shall bear and pay 100% of all transfer Taxes incurred in connection with this Agreement. Purchaser and Seller will cooperate in the preparation and filing of all necessary Tax Returns with respect to all such transfer Taxes.

6.2	Non-Competition and Non-Solicitation.

(a)Non-Competition. For a period of three (3) years after the Closing Date, Seller will not, anywhere in the United States of America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Acquired Business (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on a national securities exchange.

(b)Non-Solicitation and Non-Hire. For a period of three (3) years after the Closing Date, Seller will not, directly or indirectly: (i) solicit the business of any Person who is a customer of Purchaser, the Company or their Affiliates for the purpose of a Competing Business; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Purchaser, the Company or their Affiliates to cease doing business with Purchaser, the Company or their Affiliates, to deal with any competitor of Purchaser, the Company or their Affiliates or in any way interfere with its relationship with Purchaser, the Company or their Affiliates, all of the foregoing solely as it relates to the Acquired Business; or (iii) hire, retain or attempt to hire or retain any employee of Purchaser, the Company or their Affiliates (current, or former if such Person was an employee or independent contractor in the twelve-month period prior to the relevant time period) or in any way interfere with the relationship between Purchaser, the Company or their Affiliates and any of their employees or independent contractors. Notwithstanding the foregoing nor any other provision herein to the contrary, nothing in item (iii) above shall prohibit the recruiting or hiring of any individual that is recruited or hired in response to any “help wanted” general advertisement or other general solicitation seeking employees, whether made on a national, local or regional basis.

(c)Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.2(a) or Section 6.2(b) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.2 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Seller acknowledges and agrees that this Section 6.2 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Seller Interest and the Acquired Business.

(d)Enforcement of Covenant. The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 6.2 may be an inadequate remedy. In recognition of the irreparable harm that a violation by Seller of any of the covenants, agreements or obligations arising under this Section 6.2 may cause Purchaser, the Company or their Affiliates, Seller agrees that in addition to any other remedies or relief afforded by law, Purchaser may seek a preliminary and permanent injunction against an actual or threatened violation or violations to be issued against Seller without showing actual monetary damages or posting of a bond or other security. In the event of a dispute regarding or an action to enforce the covenants in this Section 6.2, Purchaser, the prevailing Party and

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its Affiliates will be entitled to be reimbursed by the non-prevailing Party for reasonable attorneys’ fees and other expenses incurred by the prevailing Party or its Affiliates with respect to such action or dispute.

6.3 Litigation Support. In the event, and for so long as, any Party actively is contesting or defending against any legal action in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its then-current personnel at reasonable times and upon reasonable notice, and provide such testimony and access to its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification for such cost and expense under Article V).

ARTICLE VII
MISCELLANEOUS

7.1        Expenses. Except as otherwise specifically provided herein, the Parties shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transaction hereunder.

7.2        Entire Agreement. This Agreement, the Schedules and exhibits hereto, the Operative Documents, and the related documents referred to herein, contain, and are intended by the Parties as a final expression of, the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior oral or written agreements, arrangements or understandings with respect thereto, including without limitation any term sheet or letter of intent, and including that certain Letter of Intent dated March 6, 2017 between the Parties.

7.3        Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

7.4        Notices. Any notice or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

If to Seller or the Company:    Mr. Vaden Landers
7231 Shagbark Lane
College Grove, Tennessee 37046

With a copy to the following, which will not constitute notice:

Holli H. Targan
Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034

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If to Purchaser:            Payment Data Systems, Inc.
Attn: Mr. Louis Hoch, President and CEO
12500 San Pedro, Suite 120
San Antonio, Texas 78216

With a copy to each of the following, which will not constitute notice:

Jack L. Hunter, Esq.
Jack L. Hunter, P.C.
2702 Treble Creek
San Antonio, Texas 78258

and

Amy Trombly, Esq
Trombly Business Law, P.C.
1314 Main Street, Suite 102
Louisville, Colorado 80027

or at such other address and number as either Party shall have previously designated by written notice given to other Party in the manner hereinabove set forth. Notices shall be deemed given when received if hand-delivered, and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if sent by express courier or delivery service, or sent by certified or registered mail.

7.5        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and is performable in Bexar County, Texas.

7.6        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assigns. This Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Parties shall be void.

7.7        Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

7.8        Illegalities. In the event that any provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

7.9        Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

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7.10    Cost of Litigation. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled.

7.11    No Presumption Against Drafter. The Parties agree understand and agree that (i) this Agreement is freely negotiated by both Parties, and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Agreement or any Operative Document or any of its or their terms or conditions, there shall be no inference, presumption or conclusion drawn against either Party by virtue of that Party having drafted this Agreement or any portion thereof.

7.12    Facsimile or .pdf Signatures. The Parties hereto and their respective successors and assigns are hereby authorized to rely upon the signatures of each person and entity who is a Party to this Agreement which are delivered by facsimile or as a .pdf email attachment as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity.

7.13 Publicity. Each of the Parties to this Agreement will not, and will cause their respective Affiliates not to, disclose to the public (by means of any press release, public statement, public filing with a regulatory body or otherwise) or to any other Person the terms and conditions of this Agreement or the transactions contemplated hereunder, or the substance of the negotiations between the Parties hereto regarding such terms and conditions, except (a) as agreed to by Seller and Purchaser prior to such disclosure, or (b) as required by law, regulation or court order and any such release or statement will be subject to prior review by each Party.

7.14 Jurisdiction and Venue. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Texas state court of competent jurisdiction sitting in San Antonio, Bexar County, Texas or in the U.S. federal courts located in the Western District of Texas.

7.15 Schedules.

The following are the Schedules to this Agreement:

Schedule 2.6                Purchase Price Allocation
Schedule 3.1(a)                Other Jurisdictions
Schedule 3.1(b)                Company Organizational Documents
Schedule 3.1(c)                Profit-Sharing Bonuses
Schedule 3.1(d)(i)            Third Party Consents
Schedule 3.1(f)                Financial Statements
Schedule 3.1(g)                Absence of Undisclosed Liabilities
Schedule 3.1(h)                Absence of Certain Changes or Events
Schedule 3.1(i)                Taxes
Schedule 3.1(j)                Leases
Schedule 3.1(l)                Company Intellectual Property
Schedule 3.1(n)                Litigation
Schedule 3.1(o)                Contracts
Schedule 3.1(p)                Environmental

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Schedule 3.1(q)                Employees
Schedule 3.1(r)                Company Benefit Plans
Schedule 3.1(s)                Permits
Schedule 3.1(t)                Insurance
Schedule 3.1(u)                Bank Accounts
Schedule 3.1(gg)            Warranties
Schedule 3.2(e)                Purchaser Broker
Schedule 3.2(g)                Purchaser Intellectual Property
Schedule 4.2(f)                List of Persons to be Employed by Purchaser

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the Effective Date.

SELLER:

/s/ Vaden Landers
VADEN LANDERS, individually

COMPANY:

SINGULAR PAYMENTS, LLC

By:    /s/ Vaden Landers
Vaden Landers, President

PURCHASER:

PAYMENT DATA SYSTEMS, INC.

By:    /s/ Louis Hoch
Louis Hoch, President and CEO

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Vaden Landers, Singular Payments, LLC, and Payment Data Systems, Inc.

DISCLOSURE SCHEDULE

to

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

SINGULAR PAYMENTS, LLC,

VADEN LANDERS

and

PAYMENT DATA SYSTEMS, INC.

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DISCLOSURE SCHEDULE

This Disclosure Schedule (this “Disclosure Schedule”) is part of that certain Membership Interest Purchase Agreement dated September 1, 2017 (the “Purchase Agreement”) by and among Singular Payments, LLC, a Florida limited liability company (the “Company”), Vaden Landers, an individual residing in College Grove, Tennessee (“Seller”), and Payment Data Systems, Inc., a Nevada corporation (“Purchaser”). Capitalized terms used, but not otherwise defined, in this Disclosure Schedule shall have the meanings assigned to such terms in the Purchase Agreement.

This Disclosure Schedule and the information and disclosures contained in this Disclosure Schedule are intended only to qualify and limit the representations and warranties contained in the Purchase Agreement and shall not be deemed to expand in any way the scope or effect of any such representations or warranties. Nothing contained in this Disclosure Schedule shall be deemed to be an admission by the Company or Seller to any third party including, without limitation, any violation of law or breach of agreement.

The section numbers in this Disclosure Schedule correspond to the section numbers in the Purchase Agreement. Notwithstanding anything to the contrary contained in this Disclosure Schedule or in the Purchase Agreement, the information and disclosures contained in any section of this Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of this Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure. In addition, headings contained in this Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in this Disclosure Schedule or the Purchase Agreement.

The inclusion of any information, agreement or other matter on this Disclosure Schedule, or any attachment to it, beyond the scope of what is required under the Purchase Agreement, should not be interpreted as indicating that the Company or Seller has determined that such information, agreement or other matter is necessarily material.

* * *

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SCHEDULE 2.5

Purchased Price Allocation

The following table sets forth the agreed-upon allocation of the remaining portion of the Purchased Assets Consideration. References to “Asset Classes” correspond to the asset classes set forth in Treasury Regulation Section 1.338-6(b)(2).

Asset Class	Asset Description	Allocation
I	Cash and Deposits	As set forth on the Final Closing Balance Sheet
II	Actively traded personal property. Certificates of deposit, US Government securities, Marketable securities, Foreign Currency.	None
III	Accounts Receivable	As set forth on the Final Closing Balance Sheet
IV	Inventory	As set forth on the Final Closing Balance Sheet
V	All assets other than Class I, II, III, IV, VI and VII.	As set forth on the Final Closing Balance Sheet
VI	All code section 197 intangible assets (except - Goodwill and Going Concern Value).	None.
VII	Goodwill	The amount of the Purchase Price and the Permitted Liabilities that remains after allocating the Purchase Price and the Permitted Liabilities to Asset Classes I - VI

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SCHEDULE 3.1(a)

Other Jurisdictions

The Company maintains offices and/or retains employees or independent contractors located in Tennessee, Texas and Ohio, but is not qualified to transact business as a foreign entity in any of those jurisdictions.

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SCHEDULE 3.1(b)

Company Organizational Documents

See attached:

1.	First Amended and Restated Operating Agreement of the Company dated January 1, 2011, as amended by that certain First Amendment dated August 4, 2016.

2.	Articles of Organization

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SCHEDULE 3.1(c)

Profit Sharing Bonuses/Commissions and Residuals

The following parties may elect to have the Company buy out their residuals at Closing for the following amounts.

[ ]*

Total: $[ ]*

The Company has the following pre- and post-closing residual/commission obligations to the following parties:

________________________
* Confidential material redacted and separately filed with the Commission.

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Vaden Landers, Singular Payments, LLC, and Payment Data Systems, Inc.

	July	Post Closing Estimate
PARTNERS
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*

OUTSIDE + EMPLOYEE COMMISSIONS
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*
[ ]*	$[ ]*	$[ ]*	[ ]*

Total	$[ ]*	$[ ]*	$[ ]*

________________________
* Confidential material redacted and separately filed with the Commission.

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SCHEDULE 3.1(d)(i)

Third Party Consents

None.

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SCHEDULE 3.1(f)

Financial Statements

See attached:

1.	Audited financial statements for the years ended December 31, 2016 and December 31, 2015

2.	Unaudited financial statements as of and for the seven months ended July 31, 2017

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SCHEDULE 3.1(g)

Absence of Undisclosed Liabilities

1.
Line of Credit Promissory Note dated March 7, 2017, as amended and restated by that certain First Amended and Restated Line of Credit Promissory Note dated August 2, 2017, made by the Company in favor of Purchaser.

2.	Guaranty Agreement dated March 7, 2017 made by Seller in favor of Purchaser.

3.	Security Agreement dated March 7, 2017 by and between the Company and Purchaser.

4.	Membership Interest Pledge Agreement dated March 7, 2017 by and between Seller and Purchaser.

5.	Premier Advantage Agreement dated February 16, 2016 by and between the Company and Konica Minolta Premier Finance.

6.	Single Sided Lease Agreement dated October 4, 2012 by and between the Company and General Electric Capital Corporation.

7.	Minimum monthly fees due under agreement between the Company and Zuza, LLC.

8.	Annual renewal fees due under contract for marketing services dated November 18, 2015 between the Company and Hubspot Inc.

9.	Profit sharing bonuses, commissions and residuals payable to the parties referenced on Schedule 3.1(c).

10.	Residual buyout payment to CardConnect, LLC pursuant to that certain Residual Purchase Agreement dated July 29, 2016 by and between the Company and CardConnect, LLC.

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SCHEDULE 3.1(h)

Absence of Certain Changes or Events

The Company borrowed $600,000 from Purchaser pursuant to the Line of Credit Promissory Note dated March 7, 2017, as amended and restated by that certain First Amended and Restated Line of Credit Promissory Note dated August 2, 2017. The Company pledged all of its assets to Purchaser as security for such loan pursuant to the Security Agreement dated March 7, 2017 by and between the Company and Purchaser. Seller guaranteed such loan pursuant to the Guaranty Agreement dated March 7, 2017 made by the Seller in favor of Purchaser. Seller pledged 100% of the equity interests in the Company to Purchaser as security for such guaranty pursuant to the Membership Interest Pledge Agreement dated March 7, 2017 by and between Seller and Purchaser.

As previously disclosed to Purchaser, a portion of the $600,000 loaned by Purchaser to Seller pursuant to the Line of Credit Promissory Note dated March 7, 2017, as amended and restated by that certain First Amended and Restated Line of Credit Promissory Note dated August 2, 2017, made by the Company in favor of Purchaser was distributed to Seller.

Residential Lease Agreement dated May 1, 2017 by and between the Company and Stephen Stock.

The Company and [ ]* entered into an Offer Letter dated April 3, 2017.

__________________________________
* Confidential material redacted and separately filed with the Commission.

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SCHEDULE 3.1(i)

Tax

Jurisdictions in which Tax Returns are filed by or with respect to the Company:

•	United States

•	Florida

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SCHEDULE 3.1(j)

Leases

1.
Lease Agreement dated June 15, 2012 by and between the Company, Seller Charles Yancey and 1100, LLC (regarding 1100 Plantation Island Drive, Suite 210, St. Augustine, Florida 32080). Lease has expired - currently month-to-month.

2.	Residential Lease Agreement dated May 1, 2017 by and between the Company and Stephen Stock (regarding 4206 Arno Road, Franklin, Tennessee 37046).

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SCHEDULE 3.1(k)

Title to Assets

The Company borrowed $600,000 from Purchaser pursuant to the Line of Credit Promissory Note dated March 7, 2017, as amended and restated by that certain First Amended and Restated Line of Credit Promissory Note dated August 2, 2017. The Company pledged all of its assets to Purchaser as security for such loan pursuant to the Security Agreement dated March 7, 2017 by and between the Company and Purchaser.

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SCHEDULE 3.1(l)

Company Intellectual Property

1.	Code and API structures for Singular BillPay and PayFac-In-A-Box.

2.	Domain Name: http://www.singularpayments.com/

Word Mark	Serial Number	Filing Date	Type of Mark	Registration Number	Registration Date
PAYFAC IN A BOX SECURE. INTEGRATIONS. SIMPLIFIED |POWERED BY SINGULAR PAYMENTS, LLC|	87497357	June 20, 2017	Service Mark
SINGULAR PAYMENTS	77949669	March 3, 2010	Service Mark	3872644	November 9, 2010

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SCHEDULE 3.1(n)

Litigation

None.

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SCHEDULE 3.1(o)

Contracts

1.	The Leases set forth in Schedule 3.1(j) are incorporated into and made a part of this Schedule 3.1(o) by reference.

2.	Client Service Agreement dated March 25, 2013 by and between the Company and Progressive Employer Management Company II, Inc. and all documents related thereto.

3.	Offer Letter dated April 2, 2013 by and between the Company and [ ]*.

4.	Offer Letter dated October 30, 2015 by and between the Company and [ ]*, as amended by that certain Opportunity Forecast.

5.	Offer Letter dated August 5, 2015 by and between the Company and [ ]*.

6.	Offer Letter dated August 29, 2016 by and between the Company and [ ]*.

7.	Offer Letter dated May 3, 2015 by and between the Company and [ ]*.

8.	Offer Letter dated April 3, 2017 by and between the Company and [ ]*.

9.	Offer Letter dated April 1, 2016 by and between the Company and [ ]*, as amended by that certain Opportunity Forecast.

10.	Offer Letter dated October 30, 2015 by and between the Company and [ ]*.

11.	Confidential Information and Invention and Assignment Agreement dated April 1, 2016 by and between the Company and [ ]*.

12.	Confidential Information and Invention and Assignment Agreement dated October 31, 2015 by and between the Company and [ ]*.

13.	Confidential Information and Invention and Assignment Agreement dated October 31, 2015 by and between the Company and [ ]*.

14.	Opportunity Forecast of [ ]*.

15.	Opportunity Forecast of [ ]*.

16.	Employee Handbook of Progressive Employer Management Company, Inc.

17.	Residual Purchase Agreement dated July 29, 2016 by and between the Company and CardConnect, LLC.
________________________
* Confidential material redacted and separately filed with the Commission.

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18.
Redemption Agreement dated August 4, 2016 by and among the Company, CMY Holdings, LLC, and solely with respect to Section 6.1 and 6.3 only thereof, Charles Yancey, and solely with respect to Sections 5.5 and 6.2 only thereof, Vaden C. Landers.

19.	Premier Advantage Agreement dated February 16, 2016 by and between the Company and Konica Minolta Premier Finance.

20.	Single Sided Lease Agreement dated October 4, 2012 by and between the Company and General Electric Capital Corporation.

21.	Agreement between the Company and Zuza, LLC.

22.	Contract for marketing services dated November 18, 2015 between the Company and Hubspot Inc.

23.	Referral Agreement dated June 18, 2014 by and between the Company and Solutionreach, Inc., as amended by that certain First Amendment dated February 12, 2015.

24.	Referral Agreement dated April 4, 2014 by and between the Company and Datacor, Inc.

25.
Line of Credit Promissory Note dated March 7, 2017, as amended and restated by that certain First Amended and Restated Line of Credit Promissory Note dated August 2, 2017, made by the Company in favor of Purchaser.

26.	Guaranty Agreement dated March 7, 2017 made by Seller in favor of Purchaser.

27.	Security Agreement dated March 7, 2017 by and between the Company and Purchaser.

28.	Membership Interest Pledge Agreement dated March 7, 2017 by and between Seller and Purchaser.

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SCHEDULE 3.1(p)

Environmental

None.

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SCHEDULE 3.1(q)

Labor and Employees1

Salaries & Wages (FUTURE)		Annual	Monthly

[ ]*	Director of Sales	$[ ]*	$[ ]*
[ ]*	Sales/Customer Support	$[ ]*	$[ ]*
[ ]*	Sales/Customer Support	$[ ]*	$[ ]*
[ ]*	Director of Partner Development	$[ ]*	$[ ]*
Vaden Landers	Chief Revenue Officer	$ 300,000.00	$ 25,000.00
[ ]*	Director of Strategic Initiatives	$[ ]*	$[ ]*
[ ]*	Revenue Optimization Analyst	$[ ]*	$[ ]*
[ ]*	Director of Marketing	$[ ]*	$[ ]*
[ ]*	Director of Technology	$[ ]*	$[ ]*
[ ]*	SVP of Integrated Payments	$[ ]*	$[ ]*
[ ]*	Inside Sales	$[ ]*	$[ ]*

Total:		$[ ]*	$[ ]*
Payroll Taxes & Fees (EST.)		20%	$[ ]*

1All employees of the Company are leased from Progressive Employer Management Company II, Inc.

________________________
* Confidential material redacted and separately filed with the Commission.

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SCHEDULE 3.1(r)

Company Benefit Plans

1.
The Company leases all of its employees from Progressive Employer Management Company II, Inc. The Company does not have any Company Plans except that it gives each employee a stipend of $150/month to defray the health insurance costs each employee obtains on their own.

2.
The Company has an ongoing obligation to make residual payments to any salesperson, partner or independent sales agent who does not otherwise accept a buyout, in which event, said buyout will occur concurrently with the consummation of the transactions contemplated by this Agreement. See Schedule 3.1(c).

3.	The parties listed on the first part of Schedule 3.1(c) may elect to have the Company buy out their residuals at Closing for the amounts set forth on Schedule 3.1(c).

4.	Subject to the closing of the of the transactions contemplated by this Agreement, that certain Offer Letter dated April 3, 2017 by and between the Company and [ ]* provides that [ ]*.

5.	The Company maintains a profit sharing program for its employees with terms previously disclosed to the Buyer.

_________________________
* Confidential material redacted and separately filed with the Commission.

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SCHEDULE 3.1(s)

Permits

None.

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SCHEDULE 3.1(t)

Prior Insurance Policy

Commercial Lines Insurance Coverage policy # 3DH9493 issued by Essex Insurance Company

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SCHEDULE 3.1(u)

Bank Accounts

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SCHEDULE 3.1(gg)

Warranties

See attached form of Equipment Loan Agreement

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Singular Payments®

SIMPLE. FLAT RATE. FOR REAL.

EQUIPMENT LOAN AGREEMENT

Company Name: ______________________________

Contact: ______________________________

Street Address: ______________________________

City: ______________________________

State: ______________________________

Zip: ______________________________

Equipment Type: ______________________________

Merchant ID: ______________________________

Salesperson: ______________________________

Re: Loaner Equipment

I ______________________ understand and agree that the equipment being provided by Singular Payments, LLC is on loan as long as I'm processing with them per the agreed upon terms of the application and agreement I will not be charged for use on the equipment.

Should I at any point cease to process with Singular Payments, LLC I agree to return the equipment to them within 10 business days of terminating processing or be charged $_______ via ACH transaction so that I may keep the equipment.

____

SIGNATURE **X**

____

PRINTED NAME

____

DATE

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SCHEDULE 3.2(e)

Purchaser Broker

Purchaser is a party to that certain Buy-Side Acquisition Advisory Agreement with Schwartz Heslin Group, Inc. (“SHG”) under which, among other things, Purchaser shall pay a transaction fee to SHG upon Closing of the transaction contemplated by the Agreement.

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SCHEDULE 3.2(g)

Purchaser Intellectual Property
Trademarks and Domain Names

Purchaser owns federally registered trademarks on the marks “Payment Data Systems, Inc.,” “Akimbo,” “FiCentive Innovations in Prepaid Card Solutions,” “Don’t change your bank, just your card” and “ZBILL” and their respective designs. Purchaser has also secured, among others, domain name registrations for:

akim.bo;	debitpin.com;	paymentdatasystems.com;
akimbocard.com;	debitmax.com;	paymentdata.org;
akimbodeals.com;	debitservice.com;	paymentdata.com;
akimbodebit.com;	electragift.com;	paymentrecovery.com;
akimboit.com;	getcarmen.com;	paymentrecoverysystems.com;
akimbonews.com;	ficentive.com;	parishiltoncard.com;
akimboprepaid.com;	fotogiftcards.com	gogreenmastercard.com;
akimbo.info;	iremotepay.com;	mipromesa.com;
bill4u.com;	iremotepay.net;	pdsnetwork.com;
billx.com;	itshotcard.com;	prepaidload.com;
billxpress.com;	kindhand.com;
billhelp.com;	merchandisemastercard.com;	primacard.com;
billserv.com;	myakimbo.com;	securepds.com;
britneycard.com;	nataliecard.com;	stardebit.com;
carddeposit.com	nataliegiftcard.com;	streamprepaid.com;
carmencard.com;	nataliegulbismastercard.com;	thatshotcard.com;
clinicpay.com;	nataliegulbiscard.com;	viewbill.com; and
creditcardgateway.com;	newsakimbo.com;
crpds.com;	nsfdebit.com;	zbill.com.
danicacard.com;	omegabill.com;	akimbonow.com.
billdelivery.com;	iremotepayments.com;
iremotepayments.net;	pdsadmin.com;	pftapi.com.
pftgateway.com;	ybill.com;

Purchaser relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, and other intellectual property protection methods to protect its services and related products.

Patents

On January 11, 2008, Purchaser executed an agreement to sell selected patents and patent applications, including U.S. Patent No. 7,021,530, to PCT Software Data, LLC for net proceeds of approximately $750,000. The patents and patent applications sold relate to bill payments made with debit and stored value cards. Purchaser retained a worldwide, non-exclusive license under the patents for use with all current and future customers.

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Software

Purchaser owns various software, API’s, webservices that Purchaser has developed to support its service offerings to provide ACH, prepaid card processing, credit & debit card processing, PINless debit, bill payments processing and check print processing.

SCHEDULE 4.2(f)

List of Persons to be Employed by Purchaser

Salaries & Wages (FUTURE)		Annual	Monthly

[ ]*	Director of Sales	$[ ]*	$[ ]*
[ ]*	Sales/Customer Support	$[ ]*	$[ ]*
[ ]*	Sales/Customer Support	$[ ]*	$[ ]*
[ ]*	Director of Partner Development	$[ ]*	$[ ]*
Vaden Landers	Chief Revenue Officer	$300,000.00	$25,000.00
[ ]*	Director of Strategic Initiatives	$[ ]*	$[ ]*
[ ]*	Revenue Optimization Analyst	$[ ]*	$[ ]*
[ ]*	Director of Marketing	$[ ]*	$[ ]*
[ ]*	Director of Technology	$[ ]*	$[ ]*
[ ]*	SVP of Integrated Payments	$[ ]*	$[ ]*
[ ]*	Inside Sales	$[ ]*	$[ ]*

Total:		$[ ]*	$[ ]*
Payroll Taxes & Fees (EST.)		20%	$[ ]*

__________________________________
* Confidential material redacted and separately filed with the Commission.

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